UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (Amendment No.      )

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Legacy Reserves LP
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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303 W. Wall, Suite 1400
Midland, Texas 79701

March 31, 2011

To Our Limited Partners:

     You are cordially invited to attend the 2011 Annual Meeting of Unitholders of Legacy Reserves LP to be held on May 11, 2011 commencing at 10:30 a.m. local time at the Midland Petroleum Club located at 501 W. Wall, Midland, Texas 79701. Proxy materials, which include a Notice of the Meeting, proxy statement and proxy card, are enclosed with this letter. The attached proxy statement is first being mailed to unitholders of Legacy Reserves LP on or about March 31, 2011. We have also enclosed our 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

     The board of directors of our general partner has called this Annual Meeting for you to consider and act upon:

(1)	The election of seven directors nominated to our general partner’s board of directors to serve until the next Annual Meeting of Unitholders;

(2)	An advisory vote on executive compensation;

(3)	An advisory vote on the frequency of future unitholder advisory votes on executive compensation; and

(4)	The ratification of the appointment of our selection of BDO USA, LLP as independent registered public accounting firm of the Partnership for the fiscal year ending December 31, 2011.

     The current board of directors of our general partner unanimously recommends that you approve the election of the directors nominated to our general partner’s board, approve the compensation of our named executive officers, vote “3 years” with respect to the frequency of future unitholder advisory votes on executive compensation and ratify the appointment of BDO USA, LLP as our independent registered public accounting firm.

     Your vote is important to us and our business. Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope or vote on the internet or by telephone as instructed. If you attend the meeting after having returned the enclosed proxy card (or voted by internet or telephone), you may revoke your proxy, if you wish, and vote in person. A proxy may also be revoked at any time before it is exercised by giving written notice to, or filing a duly exercised proxy bearing a later date with, our Secretary. If you would like to attend and your units are not registered in your own name, please ask the broker, trust, bank or other nominee that holds the units to provide you with evidence of your unit ownership.

     We look forward to seeing you at the meeting.

Sincerely,

Cary D. Brown
Chief Executive Officer and Chairman of the Board,
Legacy Reserves GP, LLC, general partner of
Legacy Reserves LP

303 W. Wall, Suite 1400
Midland, Texas 79701
__________________

NOTICE OF THE 2011
ANNUAL MEETING OF UNITHOLDERS
__________________

     The Annual Meeting of the Unitholders of Legacy Reserves LP, or the Partnership, will be held on Wednesday, May 11, 2011, at 10:30 a.m. local time at the Midland Petroleum Club located at 501 W. Wall, Midland, Texas 79701 for the following purposes:

1.	To elect seven (7) directors to the board of directors of our general partner, each to serve until the next Annual Meeting of Unitholders;

2.	An advisory vote on executive compensation;

3.	An advisory vote on the frequency of future unitholder advisory votes on executive compensation;

4.	To ratify the appointment of BDO USA, LLP as independent registered public accountants of the Partnership for the fiscal year ending December 31, 2011; and

5.	To transact any other business as may properly come before the Annual Meeting or any adjournment thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders in favor of adopting the foregoing proposals.

     Only unitholders of record at the close of business on March 28, 2011, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of such unitholders will be open to examination, during regular business hours, by any unitholder for at least ten days prior to the Annual Meeting, at our offices at 303 W. Wall, Suite 1400, Midland, Texas 79701. Unitholders holding at least a majority of the outstanding units representing limited partner interests are required to be present or represented by proxy at the meeting to constitute a quorum.

YOUR VOTE IS IMPORTANT

Your broker cannot vote your units on your behalf until it receives your voting instructions. For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope. If you do attend the meeting and prefer to vote in person, you may do so.

     Please note that space limitations make it necessary to limit attendance at the meeting to unitholders, though each unitholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. Each unitholder may be asked to present valid picture identification, such as a driver’s license or passport. Unitholders holding units in brokerage accounts must bring a copy of a brokerage statement reflecting unit ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

Cary D. Brown
Chief Executive Officer and Chairman of the Board,
Legacy Reserves GP, LLC, general partner of
Legacy Reserves LP

Midland, Texas
March 31, 2011

Proxy Statement for the
Annual Meeting of Unitholders of
LEGACY RESERVES LP
To Be Held on Wednesday, May 11, 2011

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
The Annual Meeting	1
Voting and Proxy Procedures	2
Quorum and Required Votes	3
Additional Questions and Information	4
PROPOSAL 1 ELECTION OF DIRECTORS	5
Board of Directors	5
Voting	5
Recommendation and Proxies	5
Nominees for Election	6
PROPOSAL 2 ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION	12
PROPOSAL 3 ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF FUTURE VOTES ON
EXECUTIVE COMPENSATION	13
CORPORATE GOVERNANCE	14
Management of Legacy Reserves LP	14
Board of Directors	14
Director Independence	14
Leadership Structure of the Board	15
Risk Oversight	15
Code of Ethics	19
COMPENSATION DISCUSSION AND ANALYSIS	19
Introduction	19
Corporate Governance	23
Executive Officer Compensation Strategy and Philosophy	24
Components of Compensation	24
COMPENSATION COMMITTEE REPORT	34
EXECUTIVE COMPENSATION	35
Summary Compensation Table	35
Grants of Plan-Based Awards for Fiscal Year 2010	36
Outstanding Equity Awards at 2010 Fiscal Year-End	37
Employment Agreements	37
Option Exercises and Units Vested in 2010	42
Equity Compensation Plan Information	42
DIRECTOR COMPENSATION	42
Director Compensation for the 2010 Fiscal Year	43
MANAGEMENT	43
Executive Officers	43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	46
Distributions and Payments to Our General Partner and Its Affiliates	47
Distribution Upon Liquidation	47
Transactions with Related Persons	47
Review, Approval and Ratification of Transactions with Related Persons	48
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	48
PROPOSAL 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM	49
Vote Required for Approval	50
AUDIT COMMITTEE REPORT FOR FISCAL YEAR 2010	51
OTHER MATTERS	52
Section 16(a) Beneficial Ownership Reporting Compliance	52
Unitholder Proposals	52
Communications with Directors or the Board of Directors	52
Availability of Annual Report	52

Legacy Reserves LP
303 W. Wall, Suite 1400
Midland, Texas 79701
__________________

PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF UNITHOLDERS
TO BE HELD ON MAY 11, 2011
__________________

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The Annual Meeting

Definitions:

     Unless otherwise indicated, the terms “Partnership,” “Legacy”, “we,” “our,” and “us” are used in this proxy statement to refer to Legacy Reserves LP together with our subsidiaries. The terms “board” and “board of directors” refer to our general partner’s board of directors.

What is a proxy statement and why is it important?

     We hold a meeting of unitholders annually. This year’s meeting will be held on May 11, 2011. Our board of directors is seeking your proxy to vote at the 2011 Annual Meeting of Unitholders (“Annual Meeting”). This proxy statement contains important information about the Partnership and each of the matters to be voted on at the meeting. We are mailing this proxy statement to unitholders on or about March 31, 2011. Please read these materials carefully so that you have the information you need to make informed decisions.

     You do not need to attend the Annual Meeting to vote. Instead, you may simply complete, sign and return the enclosed proxy card, vote on the internet or by telephone as provided on your proxy card.

When and where is the Annual Meeting?

     The 2011 Annual Meeting of Unitholders of Legacy Reserves LP will be held on Wednesday, May 11, 2011, at 10:30 a.m., local time, at the Midland Petroleum Club located at 501 W. Wall, Midland, Texas 79701.

     The Petroleum Club of Midland is located on the southwest corner of Wall Street and Marienfeld in downtown Midland. From the Midland International Airport, exit the airport on the south side and cross over and merge onto Business 20 East, which turns into Wall Street. The Petroleum Club is 10 miles east of the airport and is a white, two story building. There is parking behind the building. For your convenience, the Petroleum Club phone number is (432) 682-2557.

What am I being asked to vote upon?

     You are being asked to (1) approve the election of the directors nominated to our general partner’s board of directors to serve until the next Annual Meeting of Unitholders; (2) approve, by non-binding, advisory vote, executive compensation; (3) recommend, by non-binding, advisory vote, that future unitholder advisory votes on executive compensation be conducted every three years; (4) ratify the appointment of the firm of BDO USA, LLP as independent registered public accountants of the Partnership for the fiscal year ending December 31, 2011; and (5) consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Voting and Proxy Procedures

Who may vote at the Annual Meeting?

     Only unitholders of record at the close of business on March 28, 2011, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a unitholder of record on that date, you will be entitled to vote all of the units representing limited partner interests of Legacy Reserves LP, each referred to as a Unit, that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

     It is critical that you instruct your broker how you wish to vote your units on Proposal 1, 2 and 3. Absent instructions from you, the bank or broker may not vote your units on these proposals and your units will be considered broker non-votes, which will have no effect on the outcome of the proposals for consideration at the annual meeting.

What are the voting rights of the holders of Units?

     Each Unit is entitled to one vote on all matters. Your proxy card indicates the number of units that you owned as of the record date.

Who is soliciting my proxy?

     Our general partner’s board of directors on behalf of the Partnership is soliciting proxies to be voted at the Annual Meeting.

What different methods can I use to vote?

     By Written Proxy. Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

     By Internet. Go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card. Voting by internet is the fastest and lowest cost medium of voting your proxy.

     By Telephone. Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.

     If you properly follow the instructions above in time to vote, your “proxy” (Steven H. Pruett or William M. Morris are the individuals named as proxies on your proxy card) will vote your units as you have directed. Unless otherwise directed by you, your proxy will vote your units:
  For the election of the seven director nominees proposed by our general partner’s board of directors;

  For the approval of the compensation of the named executive officers;

  For “3 years” with respect to the frequency of future advisory votes on executive compensation; and

  For the ratification of the appointment of BDO USA, LLP as our independent registered accounting firm.
     If any other matter is presented, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their best judgment. At the time this proxy statement was first mailed to unitholders, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

     In Person. All unitholders of record may vote in person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your units are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the units on the record date.

How may I revoke my signed proxy card?

     You may revoke your proxy card or change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in one of three ways:
  You can send a written notice in advance of the meeting to our Secretary at 303 W. Wall, Suite 1400, Midland, Texas 79701, stating that you would like to revoke your proxy.

  You can complete and submit a later-dated proxy card.

  You can attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not alone revoke your proxy unless you vote at the meeting as described below.

  If you have instructed a broker to vote your units, you must follow directions received from your broker to change those instructions.
     You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of 11:59 p.m. Eastern Time on May 10, 2011 will be counted.

     You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of 11:59 p.m. Eastern Time on May 10, 2011 will be counted.

What does it mean if I get more than one proxy card?

     It indicates that your units are held in more than one account, such as two brokerage accounts registered in different names. You should complete each of the proxy cards to ensure that all of your units are voted. We encourage you to register all of your brokerage accounts in the same name and address for better service. You should contact your broker, bank or nominee for more information. Additionally, our transfer agent, Computershare Trust Company, N.A., can assist you if you want to consolidate multiple accounts registered in your name by contacting our transfer agent at P.O. Box 43078, Providence, RI 02940-3078, Telephone: (781) 575-4238.

Quorum and Required Votes

How many votes are needed to hold the meeting?

     A majority of the outstanding units as of the record date must be represented at the meeting in order to hold the meeting and conduct business. This is called a quorum. As of March 28, 2011, the record date, there were 43,612,479 units outstanding held by approximately 53 holders of record. Unitholders are entitled to one vote, exercisable in person or by proxy, for each unit, held by such Unitholder on the record date. Our partnership agreement does not provide for cumulative voting.

     Units are counted as present at the Annual Meeting if:
  the unitholder is present and votes in person at the meeting,

  the unitholder has properly submitted a proxy card, or

  under certain circumstances, the unitholder’s broker votes the units.
Who will count the vote?

     Representatives of Computershare Trust Company, N.A., our transfer agent, will tabulate the votes.

How many votes are required to approve the proposals?

     The affirmative vote of holders of a plurality of the votes cast at the meeting is required to elect directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors (Proposal 1).

     The affirmative vote of holders of a majority of the units entitled to vote and present in person or by proxy at the meeting is required for approval of the non-binding resolution on executive compensation (Proposal 2), non-binding recommendation of the frequency of future advisory votes on executive compensation (Proposal 3) and ratification of our appointment of the independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 4) and any other matters that properly come before the meeting.

How are abstentions and broker non-votes counted?

     Abstentions and broker non-votes are included in determining whether a quorum is present.

     Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

     For the purpose of determining whether a proposal other than the election of directors has received a majority vote, abstentions are included in the vote totals with the result that an abstention will have the same effect as a vote against. Brokers do not have discretionary authority to vote on the advisory vote on executive compensation and the advisory vote on the frequency of holding future advisory votes on executive compensation. Consequently, broker non-votes will not be considered in the vote totals for these proposals (Proposals 2 and 3) and will have no effect on the vote.

     With respect to the approval of auditors, brokers have the discretionary authority to vote on this proposal. Therefore, to the extent of any broker non-votes on Proposal 4, these will have the same effect as a vote against the proposal.

How are proxies solicited?

     Proxies may be solicited by mail, telephone, or other means by our general partner’s officers, directors and our employees. No additional compensation will be paid to these individuals in connection with proxy solicitations. We will pay for distributing and soliciting proxies and will reimburse banks, brokers and other custodians their reasonable fees and expenses for forwarding proxy materials to unitholders.

Additional Questions and Information

     If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions, including the procedures for voting your units, you should contact:

Legacy Reserves LP
303 W. Wall, Suite 1400
Midland, Texas 79701
Attention: Steven H. Pruett
President, Chief Financial Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF UNITHOLDERS TO BE HELD ON MAY 11, 2011.

     The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2010 are available at http://www.legacylp.com/annual-proxy.cfm.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

     The Amended and Restated Limited Liability Company Agreement of our general partner provides that our general partner’s board of directors will consist of a number of directors as determined from time to time by resolution adopted by a majority of directors then in office, but shall not be less than seven, nor more than nine. Currently, our general partner’s board of directors has seven directors. Each of the nominees for election to the board of directors is currently a director of Legacy Reserves GP, LLC. If elected at the annual meeting, each of the nominees will be elected to hold office for a one year term and thereafter until his successor has been elected and qualified, or until his earlier death, resignation or removal.

Voting

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Units represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such units will be voted for the election of such substitute nominee as may be nominated by our general partner’s board of directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Recommendation and Proxies

     The board of directors recommends a vote FOR each of the nominees named below.

     The persons named in the enclosed proxy card will vote all units over which they have discretionary authority FOR the election of the nominees named below. Although our general partner’s board of directors does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

     Set forth below is biographical information regarding each director nominee and information regarding the specific experience, qualifications, attributes and skills that qualify the nominees to serve on the board of directors. Each of the director nominees is an existing director standing for re-election for a one-year term expiring at the 2012 Annual Meeting.

Nominees for Election

Name	Principal Occupation	Age	Director Since
Cary D. Brown
Mr. Brown is Chairman of the board of directors of our general partner and Chief Executive Officer of our general partner and has served in such capacities since our founding in October 2005. Prior to October 2005, Mr. Brown co-founded two businesses, Moriah Resources, Inc. and Petroleum Strategies, Inc. Moriah Resources, Inc. was formed in 1992 to acquire oil and natural gas reserves. Petroleum Strategies, Inc. was formed in 1991 to serve as a qualified intermediary in connection with the execution of Section 1031 transactions for major oil companies, public independents and private oil and natural gas companies. Mr. Brown has served as Executive Vice President of Petroleum Strategies, Inc. since its inception in 1991. Mr. Brown served as an auditor for Grant Thornton in Midland, Texas from January 1991 to June 1991 and for Touche Ross in Houston, Texas from June 1989 to December 1990. In 1995, Mr. Brown also co-founded and organized, with his father Dale A. Brown, The Executive Oil Conference which is held in Midland, Texas and draws over 300 oil and natural gas industry professionals each year. Mr. Brown has a Bachelor of Business Administration degree, with honors, from Abilene Christian University.

The board determined that Mr. Brown should be nominated to our board of directors due to his pertinent experience, qualifications, attributes and skills, which include: the knowledge and experience attained through 21 years of experience in the oil and natural gas industry and 19 years of experience in the Permian Basin.
		44	October 2005

Name	Principal Occupation	Age	Director Since
Kyle A. McGraw
Mr. McGraw is a member of the board of directors of our general partner and also serves as the Executive Vice President of Business Development and Land of our general partner and has served in such capacities since our founding in October 2005. Mr. McGraw joined Brothers Production Company in 1983, and has served as its General Manager since 1991 and became President in 2003. Mr. McGraw is a registered professional engineer (inactive status) in the state of Texas. Mr. McGraw has a Bachelor of Science degree in Petroleum Engineering from Texas Tech University.

The board determined that Mr. McGraw should be nominated to our board of directors due to his pertinent experience, qualifications, attributes and skills, which include: the knowledge and experience attained through 28 years of experience in the oil and natural gas industry in the Permian Basin, experience as a petroleum engineer and managerial and executive experience attained through his service with Brothers Production Company where he has served in numerous capacities including reservoir and production engineering, acquisition evaluation and land management.
		51	October 2005

Dale A. Brown
Mr. Brown is a member of the board of directors of our general partner and has served in such capacity since our founding in October 2005. Mr. Brown has been President of Moriah Resources, Inc. since its inception in 1992 and President of Petroleum Strategies, Inc. since he co-founded it in 1991 with his son, Cary D. Brown. Additionally, Mr. Brown co-founded and organized, with Mr. Cary Brown, The Executive Oil Conference, which has been held annually in Midland, TX since 1995. Mr. Brown is a retired certified public accountant. Mr. Brown has a Bachelor of Science degree in Accounting from Pepperdine University.

The board determined that Mr. Brown should be nominated to our board of directors due to his pertinent experience, qualifications, attributes and skills, which include: financial literacy and experience as a Certified Public Accountant (retired at age 65) since 1967; the knowledge and experience attained through his service in the petroleum industry since 1972 and managerial experience attained through his service with Moriah Resources prior to contribution of its assets as part of the formation transactions of Legacy in connection with its private equity offering in 2006.
		68	October 2005

Name	Principal Occupation	Age	Director Since
G. Larry Lawrence	Mr. Lawrence has been a member of the board of directors of our general partner since May 1, 2006. Since September 2010, Mr. Lawrence has served as the Controller of Natural Gas Services Group (NGSG), a public company that provides small to medium horsepower compression equipment to the natural gas industry. On December 31, 2010, Mr. Lawrence was elected Treasurer, Secretary and Chief Accounting Officer of NGSG. From June 2006 to September 2010, Mr. Lawrence was self-employed as a management consultant doing business as Crescent Consulting. From September 2006 to August 2009, he has served as Chief Financial Officer on a contract basis for Lynx Operating Company, a private company engaged in oil and gas operations with a primary business focus on gas processing. From May 2004 through April 2006, Mr. Lawrence served as Controller of Pure Resources, an exploration and production company and a wholly-owned subsidiary of Unocal Corporation which was acquired by Chevron Corporation. From June 2000 through May 2004, Mr. Lawrence was a practice manager of the Parson Group, LLC, a financial management consulting firm whose services included Sarbanes Oxley engagements with oil and natural gas industry clients. From 1973 through May 2000, Mr. Lawrence was employed by Atlantic Richfield Company, a public oil and gas company (ARCO) where he most recently (from 1993 through 2000) served as Controller of ARCO Permian. Mr. Lawrence has a Bachelor of Arts degree in Accounting, with honors, from Dillard University.	59	May 2006

The board determined that Mr. Lawrence should be nominated to our board of directors due to his pertinent experience, qualifications, attributes and skills, which include: financial expertise and experience as a chief financial officer and controller, Sarbanes Oxley consulting expertise, and financial reporting expertise and the knowledge and experience attained through his years of service in the preparation of publicly audited financial statements.

Name	Principal Occupation	Age	Director Since
William D. (Bill) Sullivan	Mr. Sullivan was appointed to the board of directors of our general partner upon completion of our private equity offering on March 15, 2006. Since May 2004, Mr. Sullivan has served as a director and since May 2009 as a non-executive Chairman of the board of directors of SM Energy Company, a publicly traded exploration and production company (formerly known as St. Mary Land & Exploration Company). Mr. Sullivan has served as director of Targa Resources GP, LLC (the general partner of Targa Resource Partners LP) since February 14, 2007. Targa is principally in the gas and gas liquids gathering, processing and logistics services business. Mr. Sullivan has served as a Director of TETRA Technologies, Inc. since August 2007. TETRA is principally in the oilfield services business. From 1981 through August 2003, Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation, most recently as Executive Vice President, Exploration and Production. Mr. Sullivan has been retired for the past five years. Mr. Sullivan has a Bachelor of Science degree in Mechanical Engineering, with high honors, from Texas A&M University.	54	March 2006

The board determined that Mr. Sullivan should be nominated to our board of directors due to his significant management experience in mid-stream oil and natural gas operations and in the exploration and production of oil and natural gas. Mr. Sullivan also has substantial experience in executive compensation matters and in serving on the boards of publicly held corporations and publicly traded limited partnerships operating in the oil and natural gas industry.

Name	Principal Occupation	Age	Director Since
William R. Granberry	Mr. Granberry was appointed to the board of directors of our general partner on January 23, 2008. Mr. Granberry has been a member of the Board of Directors of The Williams Companies, Inc. (an integrated gas company with exploration and production, midstream, and gas pipeline operations) since November 2005 and a member of Compass Operating Company, LLC, a small, private oil and gas exploration, development and producing company with properties in West Texas and Southeast New Mexico since October 2004. From 1999 through September 2004, he managed investments and consulted with oil and gas companies. He invested in and became a board member of Just4Biz.com (a start-up internet company engaged in online office supply) in 1999 and served as Interim CEO for brief periods in 2000 and 2001. Just4Biz.com filed for bankruptcy in May 2001. From January 1996 to May 1999, Mr. Granberry was President and Chief Operating Officer of Tom Brown, Inc., a public oil and gas company with exploration, development, acquisition and production activities throughout the central United States. Mr. Granberry earned Bachelor of Science and Master of Science degrees in Petroleum Engineering from the University of Texas and upon graduation, worked for Amoco Production Company for 16 years.	68	January 2008

The board determined that Mr. Granberry should be nominated to our board of directors due to his pertinent experience, qualifications, attributes and skills, which include: expertise in the oil and gas industry which was attained through his 45 years of service in engineering and service in executive positions with companies ranging from a large global energy company to small independents.

Name	Principal Occupation	Age	Director Since
Kyle D. Vann	Mr. Vann was appointed to the board of directors of our general partner upon completion of our private equity offering on March 15, 2006. From 1979 through January 2001, Mr. Vann was employed by Koch Industries. From February 2001 through December 2004, Mr. Vann served as Chief Executive Officer of Entergy — Koch, LP, an energy trading and transportation company. Mr. Vann continues to serve Entergy as a consultant and serves on the board and consults with Texon, LP, a private petroleum transportation company. On May 8, 2006, Mr. Vann was appointed to the board of directors of Crosstex Energy, L.P., a publicly traded midstream master limited partnership. In November 2009, Mr. Vann joined the advisory board of Haddington Ventures, LLC - a private equity firm. Mr. Vann has a Bachelor of Science degree in Chemical Engineering, with honors, from the University of Kansas.	63	March 2006

The board determined that Mr. Vann should be nominated to our board of directors due to his pertinent experience, qualifications, attributes and skills, which include: the knowledge and experience attained through 30 years of service in the commodity trading business and his background and expertise in risk assessment and leadership in the energy sector.

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

     In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (Exchange Act), and the related rules of the SEC, we are including in these proxy materials a non-binding resolution seeking unitholder approval of the compensation of our named executive officers as described in this proxy statement.

     Our executive officer compensation strategy is designed to align the compensation of the executive officers with unitholder return. We provide financial incentives to our executive officers for performance, achievement of goals and enhancement of unitholder value. Our compensation philosophy is to drive and support the long-term goal of sustainable growth in unit distributions and total unitholder return by paying for performance and not rewarding under-performance. In meeting the goal of sustainable growth, we intend to invest in our long-term opportunities while meeting our short-term commitments.

     As all our executive officers hold units in the Partnership, we focus on the growth of our business and distributions. Through this approach, our executives receive salaries for the market value of their services and their performance is further rewarded through the distributions they receive on their holdings of our units, which creates alignment of interests with our unitholders.

     The text of the advisory (non-binding) resolution with respect to this Proposal 2 is as follows:

     “RESOLVED, that the unitholders of Legacy Reserves LP approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Legacy Reserves LP proxy statement with respect to Legacy Reserves LP’s 2011 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement.”

     In considering their vote, unitholders may wish to review with care the information on the Partnership’s compensation policies and decisions regarding executive compensation as presented in the “Compensation Discussion and Analysis” on pages 19 to 34 in this proxy statement and the compensation tables and related narrative disclosure on pages 35 to 42 in this proxy statement.

     Although the unitholder vote on this advisory resolution is non-binding, the Compensation Committee and the board value unitholder opinions and will consider the outcome of the vote when making future decisions regarding our executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR”
THE APPROVAL OF THE ADVISORY (NON-BINDING) RESOLUTION ON
EXECUTIVE COMPENSATION.

PROPOSAL 3

ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF FUTURE VOTES ON
EXECUTIVE COMPENSATION

     In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing the unitholders with an opportunity to provide an advisory (non-binding) vote with respect to whether future unitholder advisory votes on executive compensation should occur every three years, every two years or every year.

     The board asks that unitholders support a frequency period of every three years for future advisory unitholder votes on compensation for our named executive officers. The board believes holding an advisory vote on executive compensation every three years would allow us sufficient time to conduct a meaningful and detailed review of its pay practices in response to such unitholder advisory vote. Further, the board believes that holding an advisory vote on executive compensation every three years would align more closely with our compensation philosophy, which is to drive and support the long-term goal of sustainable growth in unit distributions and total unitholder return by paying for performance.

     This advisory vote on frequency of advisory votes on executive compensation gives unitholders the opportunity to state their preference on how frequently we conduct the advisory vote on our executive compensation. Unitholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain.

     While the board recommends holding an advisory vote on executive compensation every three years, the board recognizes that a more frequent advisory vote may be appropriate if a majority of our unitholders indicate their disapproval of the Partnership’s executive compensation practices. Accordingly, if Proposal 2 (“Advisory (Non-Binding) Vote on Executive Compensation”) is not approved by a majority of the votes cast, then the board will voluntarily implement an annual advisory vote on executive compensation. Further, if a subsequent annual advisory vote on executive compensation is approved by a majority of the votes cast, then at that time, Legacy will begin holding an advisory vote on executive compensation every three years.

     This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board. Unitholders are not voting to approve or disapprove the board’s recommendation. Although non-binding, the board and the Compensation Committee will carefully review the voting results and consider these results in setting the future advisory vote frequency.

THE BOARD RECOMMENDS THAT YOU VOTE “3 YEARS” WITH RESPECT
TO THE FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION.

CORPORATE GOVERNANCE

Management of Legacy Reserves LP

     The directors and officers of Legacy Reserves GP, LLC, as our general partner, manage our operations and activities. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Other than through their ability to elect directors of our general partner as described below, unitholders will not be entitled to directly or indirectly participate in our management or operation.

     Our general partner owes a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Our general partner therefore may cause us to incur indebtedness or other obligations that are nonrecourse to it.

     The limited liability company agreement of our general partner provides for a board of directors of not less than seven and not more than nine members.

     Our unitholders, including affiliates of our general partner, are entitled to annually elect all of the directors of our general partner. Directors of our general partner hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified.

Board of Directors

     During the fiscal year ended December 31, 2010, our general partner’s board of directors held eleven meetings. It is the policy of our general partner’s board of directors to encourage directors to attend each meeting of unitholders. All of our seven directors attended the Annual Meeting held in 2010.

Director Independence

     The board of directors of our general partner has an audit committee of three directors who meet the independence and experience standards established by the NASDAQ Global Select Market, or NASDAQ, and the Securities Exchange Act of 1934, as amended, or Exchange Act. The audit committee reviews our external financial reporting, recommends engagement of our independent auditors and reviews procedures for internal auditing and the adequacy of our internal accounting controls. The board of directors of our general partner also has a compensation committee, consisting of three independent members, that administers the Legacy Reserves LP Long-Term Incentive Plan, or LTIP.

     Four members of the board of directors of our general partner serve on the nominating, governance and conflicts committee that will nominate candidates to serve on the board of directors of our general partner, review and determine other governance matters, and review specific matters that the board believes may involve conflicts of interest. In this context, the nominating, governance and conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to the unitholders. The members of the nominating, governance and conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates, and must meet the independence and experience standards established by any national securities exchange on which our securities may be listed and the Exchange Act and other federal securities laws. Under NASDAQ listing standards, the board of directors must affirmatively determine that a director is independent. Any matters approved by the nominating, governance and conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

     The board annually reviews all relevant business relationships any director may have with Legacy and the independence standards established by the NASDAQ. As a result of its annual review and nomination process, the board has determined that none of the Messrs. Granberry, Lawrence, Sullivan and Vann has a material relationship with the Partnership and, as a result, such directors are determined to be independent. Although not required under NASDAQ listing standards, we currently have a majority of independent directors on the board of directors of our general partner.

     Independent members of the board of directors of our general partner serve as the members of the audit (Messrs. Lawrence (chairman), Granberry and Sullivan), compensation (Messrs. Vann (chairman), Granberry and Sullivan) and nominating, governance and conflicts (Messrs. Granberry (chairman), Lawrence, Sullivan and Vann) committees.

     The audit committee met four times, the compensation committee met five times, the nominating, governance and conflicts committee met one time during 2010.

Leadership Structure of the Board

     As prescribed by the Amended and Restated Limited Liability Company Agreement of our general partner, the Chairman of the board of directors has the power to preside at all meetings of the Board. Mr. C. Brown serves as our Chairman of our Board and as our Chief Executive Officer. The board believes that the combination of the Chairman and CEO roles is appropriate in the current circumstances, however, such approach is not established as a policy and the nominating, governance and conflicts committee will re-evaluate this approach periodically.

     The nominating, governance and conflicts committee believes that Mr. C. Brown’s history as one of the Partnership’s founders and his strategic experience make him the appropriate leader of the Board. In November 2010, the committee discussed and considered the appointment of an independent lead director and determined not to appoint one. It is the nominating, governance and conflicts committee’s view that Mr. C. Brown in his dual capacity as Chairman of the Board and Chief Executive Officer will serve as an effective communication link between the Board and management and there is no need for an independent lead director at this time. The nominating, governance and conflicts committee will re-evaluate its view on the Board’s leadership structure periodically.

Risk Oversight

     While it is the job of management to assess and manage our risk, the board and its audit committee (each where applicable) discuss the guidelines and policies that govern the process by which risk assessment and management is undertaken and evaluate reports from various functions with the management team on risk assessment and management. The board interfaces regularly with management and receives periodic reports that include updates on operational, financial, legal and risk management matters. The audit committee assists the board in oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements including those related to the health, safety and environmental performance of Legacy. The audit committee also reviews and assesses the performance of our internal audit function and our independent auditors. The board receives regular reports from the audit committee. We do not believe that the board’s role in risk oversight has an effect on the board’s leadership structure.

   Evaluation of Compensation Risk

     Our compensation committee has reviewed our employee compensation programs and overall compensation structure and internal controls. There are several design features of our compensation policy that reduce the likelihood of excessive risk-taking:
  Annual cash incentive opportunities are contingent upon several carefully-designed objective operational and financial measures (50%) as well as the compensation committee’s discretion as to whether and in what amount to award the remaining 50% of the target cash incentive compensation;

  Our compensation policy is designed to provide a balanced mix of cash and equity and short-and long-term incentives;

  The potential payouts pursuant to our annual cash incentives are subject to reasonable maximum limits; and

  Internal controls are in place to assure that payments and awards are consistent with actions approved by the compensation committee.

     Taking into consideration the factors above, the compensation committee does not believe that there is a reasonable likelihood that Legacy’s compensation policy could have a material adverse effect on Legacy.

   Audit Committee

   Membership

     The audit committee has been established in accordance with Rule 10A-3 promulgated under the Exchange Act. The board of directors of our general partner has appointed Messrs. Lawrence, Sullivan, and Granberry as members of the audit committee. Mr. Lawrence serves as the chair of the committee. Each of the members of the audit committee has been determined by the board of directors to be independent under NASDAQ’s standards for audit committee members to serve on its audit committee. In addition, the board of directors has determined that at least one member of the audit committee (Mr. Lawrence) has such accounting or related financial management expertise sufficient to qualify such person as the audit committee financial expert in accordance with Item 407 of Regulation S-K and NASDAQ requirements.

   Responsibilities

     The audit committee assists the general partner’s board of directors in overseeing:
  our accounting and financial reporting processes;

  the integrity of our financial statements;

  our compliance with legal and regulatory requirements;

  the qualifications and independence of our independent auditors; and

  the performance of our internal audit function and our independent auditors.
     The audit committee is also charged with making regular reports to the board of directors of the general partner and preparing any reports that may be required under NASDAQ listing standards or SEC rules.

   Charter

     The board of directors of our general partner has adopted a charter for the audit committee a copy of which is available on our website at www.legacylp.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

   Compensation Committee

   Membership

     The compensation committee consists of three members of the board of directors, Messrs. Sullivan, Granberry and Vann, all of whom have been determined by the board of directors of our general partner to be independent under NASDAQ listing standards. Mr. Sullivan replaced Mr. Lawrence as a member of the compensation committee effective March 8, 2011. In addition, each member of the compensation committee qualifies as a “non employee” director within the meaning of Rule 16b-3 promulgated under the Exchange Act, and as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Vann is the chair of the compensation committee.

   Responsibilities

     The committee’s responsibilities under its charter are to:
  evaluate and/or develop the compensation policies applicable to the executive officers of the our general partner, which are required to include guidance regarding the specific relationship of performance to executive compensation;

  review and approve on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer;

  evaluate at least once a year the Chief Executive Officer’s performance in light of established goals and objectives;

  determine and approve the Chief Executive Officer’s compensation;

  make recommendations to the board with respect to the compensation to be paid to the general partner’s other executive officers based on the approval of the compensation committee of the Chief Executive Officer’s report and recommendation;

  periodically review the compensation paid to non-employee directors (including board and committee chairpersons) and to make recommendations to the board regarding any adjustments;

  review and make recommendations to the board with respect to our incentive compensation and other unit-based plans;

  assist the full board with respect to the administration of the incentive compensation and other unit-based plans; and

  prepare and publish an annual executive compensation report.
   Charter

     The board of directors has adopted a charter for the compensation committee, a copy of which is available on our website at www.legacylp.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

   Nominating, Governance and Conflicts Committee

   Membership

     The nominating, governance and conflicts committee consists of Messrs. Lawrence, Granberry, Sullivan and Vann. Mr. Granberry serves as the chair of the committee. The board of directors has determined that all members of the nominating and governance committee are independent under NASDAQ listing standards. The purpose of the committee is to:
  identify, recruit, evaluate and recommend individuals for election to the board and the committees thereof as well as to fill any vacancies, consistent with criteria approved by the board;

  develop and oversee the general partner’s policies and procedures regarding compliance with applicable laws and regulations relating to the honest and ethical conduct of the general partner’s directors, officers and employees, and senior financial officers (as well as the sole responsibility for granting any waivers thereunder);

  evaluate annually, based on input from the entire board, the performance of the general partner’s Chief Executive Officer and report the results of the evaluation to the compensation committee; and

  oversee the evaluations of the board, the committees of the board and management.
   Responsibilities

     In addition to the purposes of the committee listed above, the duties of the nominating, governance and conflicts committee include:
  develop a process to be used by the committee in identifying and evaluating candidates for membership on the board and its committees;

  annually present to the board a list of nominees recommended for election to the board at the annual meeting of unitholders;

  adopt a policy regarding the consideration of any director candidates recommended by unitholders of the Partnership and the procedures to be followed by such unitholders in making such recommendations;

  adopt a process for unitholders of the Partnership to send communications to the board; and

  recommend general matters for consideration by the board including but not limited to (i) the structure of board meetings; (ii) director retirement policies; (iii) director and officer insurance policy requirements; (iv) policies regarding the number of boards on which a director may serve; (v) director orientation and training; and (vi) the role of the general partner’s executive officers and the outside directorships of such directors.
     Further, the nominating, governance and conflicts committee, at the request of the board of directors of our general partner, will review specific matters that the board of directors of our general partner believes may involve a conflict of interest. The committee will determine if the resolution of the conflict of interest is fair and reasonable to the unitholders. Any matters approved by the committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

   Director Nominations

     Under our amended and restated agreement of limited partnership, unitholders desiring to suggest a board nominee must give prior written notice to our Secretary regarding the persons to be nominated. The notice must be received at our principal executive offices at the address shown on the cover page within the specified period and must be accompanied by the information and documents specified in the amended and restated agreement of limited partnership. A copy of the amended and restated agreement of limited partnership may be obtained by writing to our Secretary at the address shown on the cover page of this proxy statement.

     Recommendations by unitholders for directors to be nominated at the 2012 annual meeting of unitholders must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee’s qualifications can be made and the name address and the class and number of units owned by such unitholder. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the proxy statement, if nominated, and to serve as a director, if elected. Notice and the accompanying information must be received at our principal executive office at the address shown on the cover page of this proxy statement no later than January 11, 2012 and no earlier than December 28, 2011.

     The amended and restated agreement of limited partnership does not affect any unitholder’s right to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act. Rule 14a-8 specifies what constitutes timely submission for a unitholder proposal to be included in our proxy statement. Under the SEC’s proxy solicitation rules, in order to be considered for inclusion in the proxy materials for the 2012 annual meeting of unitholders, proposals must be received by our Secretary at our principal offices in Midland, Texas by January 11, 2012. Unitholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to us.

   Nomination Criteria

     The nominating, governance and conflicts committee is responsible for assessing the skills and characteristics that candidates for election to our general partner’s board of directors should possess, as well as the composition of our general partner’s board of directors as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to our general partner’s board of directors and its committees as well as consideration of skills and experience in the context of the needs of our general partner’s board of directors. Each candidate must meet certain minimum qualifications including:
  the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

  skills and expertise complementary to the skills and expertise of the existing members of our general partner’s board of directors in this regard the board of directors will consider its need for operational managerial, financial, governmental affairs or other relevant expertise.
     The nominating, governance and conflicts committee may also consider the ability of a prospective candidate to work with the then existing interpersonal dynamics of our general partner’s board of directors and the candidate’s ability to contribute to the collaborative culture among the members of the board of directors of our general partner.

     The nominating, governance and conflicts committee will also evaluate each nominee based upon a consideration of diversity age skills and experience in the context of the needs of the general partner’s board of directors. The committee does not have a policy with regard to the consideration of diversity in identifying director nominees. Diversity, including diversity of experience professional expertise gender race and age, is one factor considered in evaluating a nominee.

     Based on this initial evaluation, the committee will determine whether to interview the candidate, and if warranted, will recommend that one or more of its members, other members of our general partner’s board of directors or senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the committee ultimately determines its list of nominees and submits it to the full board of directors of our general partner for consideration and approval.

   Charter

     Our general partner’s board of directors has adopted a charter for the nominating, governance and conflicts committee, a copy of which is available on our website at www.legacylp.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

Code of Ethics

     The board of directors of our general partner has adopted a Code of Ethics and Business Conduct applicable to officers, directors of our general partner and our employees including the principal executive officer, principal financial officer, principal accounting officer and controller or those persons performing similar functions of our general partner. The Code of Ethics and Business Conduct is available on our website at www.legacylp.com and in print to any unitholder who requests it. Amendments to or waivers from the Code of Ethics and Business Conduct will also be available on our website and reported as may be required under SEC rules; however, any technical, administrative or other non-substantive amendments to the Code of Ethics and Business Conduct may not be posted. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet addresses or at our website in general is intended or deemed to be incorporated by reference herein.

COMPENSATION DISCUSSION AND ANALYSIS

     The following discussion and analysis of compensation arrangements of the named executive officers of our general partner, Legacy Reserves GP, LLC, should be read together with the compensation tables and related disclosures set forth below.

Introduction

     Our general partner manages our operations and activities through its board of directors. Under our amended and restated agreement of limited partnership, we reimburse our general partner for direct and indirect general and administrative expenses incurred on our behalf including the compensation of our general partner’s executive officers. Our general partner has not incurred any reimbursable expenses related to the compensation of our general partner’s executive officers for their management of us. Currently, our general partner’s executive officers are employed by our wholly owned subsidiary, Legacy Reserves Services, Inc., and are directly compensated for their management of us pursuant to their employment agreements. The compensation amounts disclosed in this section and under “Executive Compensation” reflect the total compensation paid to the executive officers of our general partner. Please read “Executive Compensation — Employment Agreements.”

Executive Summary

     We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin, Mid-Continent and Rocky Mountain regions of the United States. Our compensation policy, as adopted by the compensation committee and approved by the board of directors in September 2009 and amended in February 2010 (the “compensation policy”) is designed to make our executive officers’ total compensation comparable to that of similarly-sized exploration and production companies that operate in the Permian Basin, Mid-Continent and Rocky Mountain regions as well as other publicly traded limited partnerships. The goals of our compensation policy are to:
  align the compensation of the executive officers with unitholder return;

  provide financial incentives to our executive officers for performance, achievement of goals and enhancement of unitholder value; and

  drive and support the long-term goal of sustainable growth in unit distributions and total unitholder return by paying for performance.
     In meeting the goal of sustainable growth, we intend to invest in our long-term opportunities while meeting our short-term commitments.

     To achieve these goals, our total compensation to our executive officers is comprised of base salary, cash incentive compensation (cash bonus) and equity-based incentive compensation, as shown in the charts below that illustrate the allocation of compensation opportunities between salary, annual cash bonuses and annual grants of equity to our Chief Executive Officer and other named executive officers (“NEOs”):

     Cash Incentive Compensation. The maximum total annual cash bonus (subjective plus objective component) expressed as a percentage of annual salary for each executive officer is as follows: Mr. C. Brown: 110%, Mr. Pruett: 100%; Mr. Horne: 80%; Mr. McGraw: 70%; and Mr. Morris: 60%.

     Subjective Component of Cash Incentive Compensation (50%). In determining 2010 cash incentive awards, our compensation committee conducted a subjective evaluation of prior fiscal year individual officer and Partnership performance for 50% of maximum cash incentive compensation.

     Objective Component of Cash Incentive Compensation (50%). The remaining 50% of maximum cash incentive compensation was objectively determined in accordance with the objective criteria set forth in our compensation policy, which are based on our results and the achievement of operational and financial goals and objectives during the prior fiscal year and are designed to align the incentive compensation of each executive officer with unitholder return by rewarding performance that maintains or grows distributions and increases EBITDA.

     Set forth below are the EBITDA and cash distribution growth targets used to determine the objective portion of each executive officer’s cash bonus. Achievement of less than 85% of Target EBITDA or failure to maintain the prior cash distribution level, respectively, will result in no cash bonus awarded with respect to that particular performance measure.

Performance Measure	Weight	Performance Level/Percent Earned
EBITDA	50%	< 85% of Target	85% of Target	100% of Target	115% of Target
		0%	30%	75%	100%
Growth in Cash Distributions Per Unit	50%	< 0% Growth	0% Growth	7.5% Growth	15% Growth
		0%	50%	75%	100%

     Equity-Based Incentive Compensation. We believe meaningful equity participation by each named executive officer to be a strong motivating factor that will result in significant increases in value and in growth. The maximum total annual equity-based compensation expressed as a percentage of annual salary for each executive officer is as follows: Mr. C. Brown: 250%; Mr. Pruett: 200%; Mr. Horne: 150%; Mr. McGraw: 125%; and Mr. Morris: 100%.

     The equity-based incentive compensation is weighted 40% based on subjective measures and 60% based on objective measures, respectively, of the maximum percentages set forth above.

     Subjective (40%). The service-based component of equity-based compensation is determined by a subjective evaluation of prior fiscal year performance by the compensation committee. Equity-based awards awarded under this component and associated distribution equivalent rights vest ratably over a three year period and are not subject to any performance criteria.

     Objective (60%). The objective or performance-based component, awarded as phantom units and associated distribution equivalent rights, is designed to reward our executive officers for their long-term performance and to align their interest with our unitholders by rewarding unitholder return and growth in distributions.

     The objective component is granted at the maximum amount each year but is subject to 1/3 vesting each year in accordance with an objective performance-related formula (as set forth under “Calculation of Vesting of Objective Component of Equity-Based Compensation” below) based on the absolute percentage of total unitholder return and Legacy’s total unitholder return as compared to a broad peer group. If none or only a portion of phantom units of a particular tranche vest as a result of target levels not being met, the unvested portion of phantom units will be forfeited.

     Set forth in the table below is a summary of the maximum amounts of awards available to each named executive officer, expressed as a percentage of each of such executive officer’s applicable base salary.

	Maximum Cash Bonus Opportunity as			Maximum Value of Phantom Units as
	a Percentage of Annual Salary			a Percentage of Annual Salary
Named Executive Officer	Subjective	Objective	Total	Subjective	Objective	Total
Cary D. Brown
Chairman of the Board and
Chief Executive Officer	55%	55%	110%	100%	150%	250%
Steven H. Pruett
President, Chief Financial
Officer and Secretary	50%	50%	100%	80%	120%	200%
Paul T. Horne
Executive Vice President of
Operations	40%	40%	80%	60%	90%	150%
Kyle A. McGraw
Director, Executive Vice
President of Business
Development and Land	35%	35%	70%	50%	75%	125%
William M. Morris
Vice President, Chief
Accounting Officer and
Controller	30%	30%	60%	40%	60%	100%

     Factors Considered. In determining the compensation paid to our named executive officers in 2010 under each component of their total compensation, the compensation committee, among other things, considered the following achievements during 2010 by the Partnership:
  Paid distributions per unit of $0.52 per quarter for the first, second and third quarters, and increased the cash distribution to $0.525 in the fourth quarter (vs. target of $0.52 per quarter);

  Raised $179.4 million in two equity offerings to finance the Wyoming and COG acquisitions (vs. target one equity offering for Wyoming acquisition);

  EBITDA of $140.4 million with $32.9 million of development capital expenditures (vs. target of $131.0 million of EBITDA and $25 million of development capital expenditures);

  Acquired $281.9 million of properties in 27 transactions averaging 5.9 times predicted cash flow (vs. target of $200 million at 6.0 times cash flow);

  Realized $15.1 million of estimated net cash flow from acquired Wyoming properties with $3.5 million of development capital expenditures (vs. target of $16.6 million);

  Only one lost time accident involving an employee receiving minor burns from an electrical junction box failure (vs. zero lost time accidents).

     Based on these achievements and the performance criteria set forth in our compensation policy, we awarded our named executive officers the following incentive compensation with respect to 2010 under each element of our compensation policy:
  100% of the subjective component of cash bonus;

  70.08% of the objective component of cash bonus;

  100% of the subjective component of equity-based compensation (subject to three year vesting in equal annual portions); and

  100% of the first one-third tranche of the objective component of the equity based compensation grant made in 2010.

     Additionally, the compensation committee awarded each executive officer’s objective phantom unit grant at the applicable percentage as prescribed in our compensation policy. This 2011 phantom unit grant will vest ratably over the next three years, starting in 2012, in an amount based on prior year Partnership performance. None or only a portion of such phantom units may vest. Unvested phantom units will be forfeited and associated accrued DERs will not be paid.

Corporate Governance

   Compensation Committee Authority

     Executive officer compensation is administered by the compensation committee of the board of directors of our general partner, which is currently composed of three members, Messrs. Vann, Granberry and Sullivan (who replaced Mr. Lawrence effective March 8, 2011). The board of directors appoints the compensation committee members and delegates to the compensation committee the direct responsibility for, among other things, determining and approving the Chief Executive Officer’s compensation, recommending compensation for the general partner’s other named executive officers, establishing equity and non-equity incentive plans, and administering our LTIP.

     The board of directors has determined that each committee member is independent under NASDAQ listing standards, SEC rules and the relevant securities laws, and that each member qualifies as a “non-employee” director within the meaning of Rule 16-3 promulgated under the Exchange Act, and as an outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee met five times in 2010.

   Role of Compensation Experts in Determining 2010 Executive Officer Compensation

     The compensation committee is authorized to obtain, at the Partnership’s expense, compensation surveys, reports on the design and implementation of compensation programs for directors, officers, and employees and other data and documentation as the compensation committee considers appropriate. In addition, the compensation committee has the sole authority to retain and terminate any outside counsel or other experts or consultants engaged to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms.

     The compensation committee retained BDO USA, LLP (“BDO”) as a compensation consultant for 2010. BDO was engaged to provide a study of compensation programs related to named executive officers and outside directors offered by a broad peer group of exploration and production companies and publicly traded limited partnerships. The compensation committee charged BDO with undertaking this study to ascertain how the members of this peer group structure their compensation and to assist the compensation committee in establishing and maintaining an appropriate compensation program to better enable the Partnership to attract and retain highly qualified executive officers and to further align the interests of our executive officers with those of our unitholders.

   Selection of Compensation Comparative Data

     As discussed in greater detail below, central to our compensation philosophy is the alignment of the interests of our named executive officers with the interests of our unitholders. It is the goal of our compensation philosophy to provide financial incentives to our executive officers to focus on business strategies designed to increase the distributions we pay to our unitholders. In addition to comparing compensation packages of our named executive officers and outside directors with the compensation of their counterparts within our peer group of exploration and production companies and publicly traded limited partnerships, other specific performance levels or “benchmarks,” as described in the compensation policy, were used in 2010 to establish the compensation packages of our named executive officers and outside directors.

     In 2010, our peer group included Clayton Williams Energy, Inc., Concho Resources, Inc., Resolute Energy Corp., SM Energy Co., Whiting Petroleum Corp., Breitburn Energy Partners L.P., Copano Energy, L.L.C., Encore Energy Partners LP, EV Energy Partners, LP, Linn Energy, LLC, Pioneer Southwest Energy Partners, and Vanguard Natural Resources.

   Decision-Making Process and Role of Executive Officers

     Compensation decisions for executive officers involve both objective and subjective criteria. In 2010, the first step was the compensation committee consultant providing information to the compensation committee regarding competitive market data. The second component of the decision making process was our Chief Executive Officer providing a written overview of performance by the Partnership, including an overview of the performance by each named executive officer other than himself, in light of established operational and financial goals and objectives. After reviewing this written overview, the compensation committee met with the Chief Executive Officer in order to ask questions regarding the information set forth in the written overview and to gather any additional information needed in order to make recommendations to the board of directors regarding the compensation of the named executive officers other than the Chief Executive Officer.

     In determining the compensation of the Chief Executive Officer, the compensation committee took into account the information provided by the compensation committee consultant. The compensation committee then evaluated the Chief Executive Officer’s performance in light of established operational and financial goals and objectives and determined as a committee, together with any other independent directors participating in the process, the Chief Executive Officer’s compensation.

Executive Officer Compensation Strategy and Philosophy

     In September 2009, we adopted a new executive officer compensation policy and in February 2010, the compensation committee revised the methodology of calculating the objective portion of equity based incentive compensation under our compensation policy. The compensation policy is designed to make our executive officers total compensation comparable to that of similarly-sized exploration and production companies that operate in the Permian Basin, Mid-Continent and Rocky Mountain regions as well as other publicly traded limited partnerships.

     Our executive officer compensation strategy is designed to align the compensation of the executive officers with unitholder return, provide financial incentives to our executive officers for performance, achievement of goals and enhancement of unitholder value, and drive and support the long-term goal of sustainable growth in unit distributions and total unitholder return by paying for performance. In meeting the goal of sustainable growth, we intend to invest in our long-term opportunities while meeting our short-term commitments.

     As all our executive officers hold units in the Partnership, we have attempted to maintain competitive levels of compensation while focusing on the growth of our business and distributions. Through this approach, our executives receive salaries for the market value of their services and their performance is further rewarded through the distributions they receive on their holdings of our units, which creates alignment of interests with our unitholders.

     At our named executive officers’ 2010 compensation levels and due to our organizational structure, we did not believe that Internal Revenue Code Section 162(m) would be applicable and accordingly, did not consider it in setting 2010 compensation levels.

Components of Compensation

   Named Executive Officer Compensation

     Total compensation to our executive officers is comprised of base salary, cash incentive compensation (cash bonus) and equity-based incentive compensation.

   2010 Performance Goals and Objectives

     For the 2010 performance year, the operational and financial goals and objectives were as follows:
  Maintain cash distributions of $0.52 with a coverage ratio of approximately 1.07 times;

  Issue equity to finance the Wyoming acquisition;

  EBITDA (as such term is defined in the Partnership’s revolving credit facility) of $131 million with $25 million of development capital expenditures using $75 per barrel of NYMEX WTI oil and $6 per MMBtu NYMEX natural gas prices;

  Production cost of $15.82 per Boe on base assets owned at the beginning of 2010, excluding severance and ad valorem taxes;

  Acquire $200 million of producing properties at 6.0 times cash flow;

  Access high-yield market if able to place debt at single digit interest rates;

  Pursue joint venture partner to accelerate drilling inventory;

  Integrate Wyoming acquisition achieving evaluated EBITDA of $16.6 million (10.5 months); and

  Zero lost time accidents for Legacy employees.
     These goals and objectives, as supplemented by more detailed supporting goals and objectives put forth by our named executive officers, provided a framework for the compensation committee to assess our 2010 performance and to determine named executive officers’ compensation. Relative weight is not assigned to any or all of these goals and objectives. Additionally, the various financial goals were based on various assumptions, with the understanding that our actual financial performance would be assessed based on factors considered relevant by the compensation committee at the time named executive officer compensation was reviewed and determined.

   2010 Performance Assessment

     The compensation committee assessed the 2010 performance of executive officers for purposes of the determination of the subjective components of cash incentive compensation and equity-based incentive compensation (as set forth in the compensation policy) based on the attainment of the foregoing goals and objectives and the performance-related factors that it considered to be relevant.

     Among other things, the compensation committee considered the following achievements by the Partnership and the executive officers:
  Paid distributions per unit of $0.52 per quarter for the first, second and third quarters, and increased the cash distribution to $0.525 in the fourth quarter. The resulting coverage ratio in 2010 was approximately 1.06 times coverage with $32.9 million of development capital expenditures;

  Raised $179.4 million in two equity offerings to finance the Wyoming and COG acquisitions;

  EBITDA of $140.4 million with $32.9 million of development capital expenditures;

  Acquired $281.9 million of properties in 27 transactions averaging 5.9 times predicted cash flow;

  Realized $15.1 million of estimated net cash flow from acquired Wyoming properties with $3.5 million of development capital;

  Only one lost time accident involving an employee receiving minor burns from an electrical junction box failure.
     Based on achieving $140.4 million of EBITDA against a goal of $131.0 million target EBITDA, raising $179.4 million in two public equity offerings to finance the Wyoming and COG acquisitions, acquiring $281.9 million of properties in 27 transactions averaging 5.9 times predicted cash flow, acquiring $15.1 million of estimated net cash flow from acquired Wyoming properties and only one lost time accident during 2010, the compensation committee awarded to Mr. Brown 100% of the subjective components of the cash bonus and equity-based incentive compensation and recommended to the board that the executive officers other than Mr. Brown be awarded 100% of the subjective components of the cash bonus and equity-based incentive compensation at the individual levels set forth in subsequent sections.

   Base Salaries

   Overview

     We pay base salary to attract talented executives and provide a fixed base of cash compensation. The compensation committee determines and approves the Chief Executive Officer’s compensation including salary based on a review of the Chief Executive Officer’s performance in light of established corporate goals and objectives. The compensation committee, with the assistance of the compensation committee consultant and input of the Chief Executive Officer, also makes recommendations to the board of directors as a whole with respect to the compensation including base salary to be paid to the other executive officers of our general partner.

     It is the intent of the compensation committee to have the base salaries of our named executive officers reviewed on an annual basis as well as at the time of a promotion or other material change in responsibilities.

   2010 Base Salary Determinations

     The compensation committee determined the Chief Executive Officer’s 2010 salary as follows, and, upon recommendation of the compensation committee, the board of directors determined 2010 salaries for the remaining executive officers as follows, all effective March 1, 2010: Mr. C. Brown: $364,000, Mr. Pruett, $292,000; Mr. McGraw, $242,000; Mr. Horne, $258,000; and Mr. Morris, $227,000.

   Cash Incentive Compensation (Cash Bonus)

   Overview

     As a component of total compensation, the compensation committee chooses to pay annual incentives to drive the achievement of key results and to recognize individuals based on their contributions to those results. The compensation committee recognizes that short-term results contribute to achieving long-term goals. The amount of annual incentives is based upon our results and the achievement of operational and financial goals and objectives. The range and target amounts are recommended to the compensation committee by our Chief Executive Officer.

     In determining cash incentive awards, a subjective evaluation of prior fiscal year individual officer and Partnership performance (subjective criteria) and our results and the achievement of operational and financial goals and objectives during the prior fiscal (objective criteria) are considered.

     The objective and subjective components of the cash incentive compensation each comprise 50% of the maximum bonus available expressed as a percentage of annual salary for each executive officer, as set forth in the following table.

		Maximum Cash Bonus Opportunity as
		a Percentage of Annual Salary
Named Executive Officer	Title	Subjective	Objective	Total
Cary D. Brown	Chairman of the Board and Chief	55%	55%	110%
	Executive Officer
Steven H. Pruett	President, Chief Financial Officer and	50%	50%	100%
	Secretary
Paul T. Horne	Executive Vice President of Operations	40%	40%	80%
Kyle A. McGraw	Director, Executive Vice President of	35%	35%	70%
	Business Development and Land
William M. Morris	Vice President, Chief Accounting Officer	30%	30%	60%
	and Controller

   Objective Component of Cash Bonus

     The objective component (up to 50% of the annual cash incentive compensation) is based on two measures of equal weight:
  EBITDA (as defined in the Partnership’s revolving credit facility); and

  Growth in cash distributions per unit.
     The percentage levels that may be earned each year are based on the ranges of performance levels with respect to each target as set forth in the following table, as determined by straight-line interpolation. Our executive officers will not receive a cash bonus (with respect to either of the two performance measures) under this objective component unless the Partnership maintains its cash distribution per unit or achieves EBITDA that is at least 85% of the target EBITDA for the year.

Performance Measure	Weight	Performance Level/Percentage Earned
EBITDA	50%	< 85% of Target	85% of Target	100% of Target	115% of Target
		0%	30%	75%	100%
Growth in Cash Distributions Per Unit	50%	< 0% Growth	0% Growth	7.5% Growth	15% Growth
		0%	50%	75%	100%

     These objective measures are intended to align the cash incentive compensation of each executive officer with unitholder return by rewarding performance that maintains or grows distributions and increases EBITDA. The respective target levels of EBITDA and growth in cash distributions per unit, respectively, for purposes of the annual cash bonus determination only, will be set by the compensation committee at the beginning of each year after considering management’s recommendation.

     During 2010, the Partnership achieved EBITDA of $140.4 million, or 107.2% of the $131 million target EBITDA, resulting in a Percentage Earned (pursuant to the table above) of 87.0% (weighted at 50% or 43.5%) and distribution growth in 2010 was 0.96%, resulting in a Percentage Earned of 53.2% (weighted at 50% or 26.6%), resulting in bonus amounts at 70.08% of the Objective Factor (as set forth in the table below).

   Subjective Cash Award

     Each executive officer was awarded the cash bonuses in the amounts determined by the percentage of maximum levels available, as set forth under “% of Subjective Factor Earned” in the table below, and the potential maximum level of the subjective component of cash incentive compensation for 2010 (the “Subjective Factor” as set forth below).

     Based on Legacy’s and the individual executive officers’ accomplishments and performances as set forth above, under the caption - “2010 Performance Assessment,” on February 15, 2011, the compensation committee recommended to the board, and the board set the subjective portion of the cash bonus as shown in the following table.

     The chart below illustrates the 2010 cash incentive award for each named executive officer in accordance with the performance level/percentage earned calculation set forth in the compensation policy:

			Subjective			Objective
			% of			% of
			Subjective			Objective	Cash	Total
	2010	Subjective	Factor	Bonus	Objective	Factor	Incentive	Cash
Name Executive Officer	Salary	Factor	Earned	Amount	Factor	Earned	Amount(a)	Incentive
Cary D. Brown	$364,000	55%	100%	$200,200	55%	70.08%	$140,300	$340,500
Steven H. Pruett	$292,000	50%	100%	$146,000	50%	70.08%	$102,317	$248,317
Paul T. Horne	$258,000	40%	100%	$103,200	40%	70.08%	$72,323	$175,523
Kyle A. McGraw	$242,000	35%	100%	$84,700	35%	70.08%	$59,358	$144,058
William M. Morris	$227,000	30%	100%	$68,100	30%	70.08%	$47,724	$115,824

____________________
(a)	The amounts are determined by using a weighted earned percentage of 70.08% of the Objective Factor as determined in accordance with the formula set forth in the compensation policy. See “Cash Incentive Compensation” above.

   Equity-Based Incentive Compensation

   Overview

     We provide performance-based equity-based incentive compensation opportunities to our executive officers as part of the compensation program because we believe that this element of compensation ties the interests of our executive officers directly to the interests of our unitholders. We also believe that equity-based incentive compensation serves as an important retention tool.

     More specifically, the equity-based incentive compensation program adopted by the board of directors and compensation committee of our general partner is designed to reward our named executive officers for their long-term performance by aligning grants of phantom units with associated distribution equivalent rights, or DERs, with the growth of distributions to unitholders. The DERs entitle the recipient of the award with a payment equivalent to the amount of per unit distribution payable to unitholders.

     We consider equity-based incentive compensation to be an important element of our compensation program for named executive officers. We believe meaningful equity participation by each named executive officer to be a strong motivating factor that will result in significant increases in value and in growth. This belief is reflected in the aggregate awards of phantom units that have been made to named executive officers that did not already have a significant interest in our units.

     In September 2009, the compensation committee established a new award structure for long-term equity-based incentives that employs a mix of subjective (weighted at 40% of total) and objective measures (weighted at 60% of total).

     Subjective or Service-Based Component. The subjective or service-based component is determined by a subjective evaluation of prior fiscal year performance and, with respect to each executive officer, may be awarded up to the maximum percentage of annual salary as set forth in the table below. Once granted, the only condition to vesting will be that the executive officer remain in the service of the Partnership until the end of the respective vesting period. The vesting of service-based equity-based awards, once granted, is not subject to the attainment of any performance criteria.

     Objective or Performance-Based Component. The objective or performance-based component is granted each year at the maximum percentage listed in the table below, but the amount vested each year for the three-year vesting period is determined on each vesting date in accordance with a formula (as set forth under “Calculation of Vesting of Objective Component of Equity-Based Compensation” below) based on the objective total unitholder return and relative performance measures (described below) achieved during the fiscal year prior to the applicable vesting date. If none or only a portion of phantom units of a particular tranche vest as a result of target levels not being met, the unvested portion of phantom units of a particular tranche will be forfeited.

     All equity-based incentive compensation awards will be phantom units, with associated DERs, up to the maximum amounts reflected as percentages of annual salary as set forth in the following table.

		Maximum Value of Phantom Units as
		a Percentage of Annual Salary
Named Executive Officer	Title	Subjective	Objective	Total
Cary D. Brown	Chairman of the Board and Chief	100%	150%	250%
	Executive Officer
Steven H. Pruett	President, Chief Financial Officer and	80%	120%	200%
	Secretary
Paul T. Horne	Executive Vice President of Operations	60%	90%	150%
Kyle A. McGraw	Director, Executive Vice President of	50%	75%	125%
	Business Development and Land
William M. Morris	Vice President, Chief Accounting	40%	60%	100%
	Officer and Controller

     A phantom unit is a notional unit that entitles the holder upon vesting to receive cash valued at the closing price of units on the vesting date, or, at the discretion of the compensation committee, the same number of Partnership units. The number of phantom units granted will be determined by dividing the dollar amount of the intended grant value by the average closing price of Partnership units over the 20 trading days preceding the date of grant in the case of the subjective unit grant. In the case of the objective unit grant, the average closing price of Partnership units is calculated for the 20 trading day period ended the last trading day prior to January 1st in the year of the grant. All phantom unit grants vest over a three-year period, with each tranche to vest on the first, second and third anniversary of the initial grant date, as applicable. With respect to the objective component only, the actual number vested will be determined based on the three-step formula set forth below.

     With respect to all phantom unit grants, DERs accumulate and accrue based on the assumed 100% vesting of each tranche. With respect to the objective component only, the actual amounts payable are based solely on the number of vested underlying phantom units.

   Calculation of Vesting of Objective Component of Equity-Based Compensation

     At the vesting date of each one-third tranche of the objective or performance-based component of equity-based compensation, the number of phantom units to vest each year is determined based on the following three-step process, with the total vested amount for each year to be determined by adding the values arrived at in Step 1 and Step 2.

     Step 1: 50% of the performance-based award will be a function of the Total Unitholder Return for the Partnership (“Legacy TUR”) and the ordinal rank of the Legacy TUR among such upstream master limited partnership (“MLP”) peer companies as determined by the compensation committee at the beginning of each fiscal year (“Peer Group”). The following matrix will be used to determine the Legacy TUR vs. Peer Group portion of the award. The total grant value to vest each year is the sum of the results derived from each of the two grids shown below.

1st or 2nd	25%	40%	60%	75%	85%	100%
3rd or 4th	15%	35%	50%	60%	75%	85%
5th or 6th	0%	15%	35%	50%	60%	75%
7th or 8th	0%	0%	15%	25%	40%	50%

	<8.0%	8.0%	12.0%	15.0%	17.5%	20%+
	Legacy TUR
____________________

*	For the 2010-2012 performance period, the Peer Group consists of the Partnership, Breitburn Energy Partners L.P., Encore Energy Partners LP, EV Energy Partners, L.P., Linn Energy, LLC, Pioneer Southwest Energy Partners L.P. and Vanguard Natural Resources, LLC. If any company in the Peer Group ceases to be publicly traded during any performance period, the compensation committee will adjust the composition of the Peer Group as it deems appropriate.

     To determine the performance-based awards earned for this Legacy TUR vs. Peer Group component, the percentage determined in accordance with the performance grid (using straight-line interpolation between the percentages given above) is multiplied by 50% and multiplied by the maximum number of phantom units available for vesting that particular year.

     Step 2: 50% of the performance-based award will be a function of the Legacy TUR and the percentile rank of the Partnership among a group of MLPs included in the Alerian MLP Index (such group of MLPs as determined by the compensation committee, excluding publicly traded general partners of MLPs and shipping companies) (the “Adjusted Alerian Index”). The following matrix will be used to determine the Legacy TUR vs. Adjusted Alerian Index portion of the award.

90th %ile	30%	50%	60%	75%	85%	100%
75th %ile	15%	40%	50%	60%	75%	85%
50th %ile	0%	25%	40%	50%	60%	75%
25th %ile	0%	15%	25%	40%	50%	60%
<25th %ile	0%	0%	0%	15%	30%	50%

	<8.0%	8.0%	12.0%	15.0%	17.5%	20%+
	Legacy TUR
____________________

**	“Adjusted Alerian Index” means a subset of companies included in the Alerian MLP Index as determined by the compensation committee and excludes publicly traded general partners of MLPs and shipping companies, as of the beginning of each fiscal year. The calculation of the Adjusted Alerian Index along with calculation of percentile results and the Legacy TUR percentile ranking is subject to third-party review.

     To determine the performance-based awards earned on this Legacy TUR vs. Adjusted Alerian Index component, the percentage earned in accordance with the above matrix (using straight-line interpolation between the percentages set forth in the matrix) is multiplied by 50% and multiplied by the maximum number of phantom units available for vesting that particular year.

     Step 3: The respective award values arrived at by performing the calculations set forth in Step 1 and Step 2 above will be added to determine the total vested portion of the performance-based equity award with respect to a particular fiscal year.

2011 Phantom Unit Grants Based on 2010 Performance

     On February 18, 2011, in accordance with the compensation policy and based on 2010 performance, the compensation committee approved the following phantom unit awards and associated DERs for Mr. Cary Brown, and, with respect to the remaining named executive officers, recommended the following phantom unit awards to the board and the board approved such awards:

	2011 Phantom Unit Grants (and associated DERs)
					Objective
		Subjective Grant			Performance-Based
		(based on 2010 Performance)			Grant
						Maximum
		Subjective	Subjective	Phantom	Objective	Phantom
Named Executive Officer	2010 Salary	Factor(a)	Award	Units(b)	Factor(a)	Units(c)
Cary D. Brown	$364,000	100%	100%	12,385	150%	20,192
Steven H. Pruett	$292,000	80%	100%	7,948	120%	12,959
Paul T. Horne	$258,000	60%	100%	5,267	90%	8,587
Kyle A. McGraw	$242,000	50%	100%	4,117	75%	6,712
William M. Morris	$227,000	40%	100%	3,089	60%	5,037
____________________

(a)	Represents percentage of 2010 salary.

(b)	Phantom units vest 1/3 each anniversary.

(c)	Subject to performance criteria. Represents maximum number of phantom units available to vest in one-third tranches over the next three years starting February 18, 2012, pending attainment of specified performance criteria. Unvested phantom units will be forfeited.

     Subjective or Service-Based Component. Based upon the rationale set forth in “—2010 Performance Assessment” set forth above, each executive officer was awarded the maximum level available of the potential subjective component of equity-based incentive compensation for 2010 (such maximum available level as set forth in the table above), with the number of phantom units (and associated DERs) granted determined by using the 20-day average closing price of Partnership units ended on the last trading day prior to February 18, 2011, or $29.39. The only condition to vesting will be that the award recipient remains in the service of the Partnership until the end of the respective vesting period. The vesting of service-based equity-based awards, once granted, is not subject to the attainment of any performance criteria.

     Objective Equity Compensation. The number of phantom units for the objective component of equity-based incentive compensation was granted as prescribed by the compensation policy at the maximum level, in an amount based on the average closing price of Partnership units for the 20 trading day period ended the last trading day prior to January 1, 2011, or $27.04. As set forth in the compensation policy, the objective or performance-based component is granted each year at the maximum percentage listed in the table above but the amount vested each year for the three-year vesting period will be determined on each vesting date in accordance with a formula based on the objective total unitholder return measures achieved during the fiscal year prior to the applicable vesting date. If none or only a portion of phantom units of a particular one-third tranche vest as a result of target levels not being met, such number of phantom units will be forfeited.

     2010 Phantom Unit Grants Based on 2009 Performance. On February 18, 2010, the compensation committee approved the following phantom unit awards for Mr. Cary Brown, and, with respect to the remaining named executive officers, recommended the following phantom unit awards to the board and the board approved such awards:

	2010 Phantom Unit Grants (and associated DERs)
					Objective
		Subjective Grant			Performance-Based
		(Based on 2009 Performance)			Grant
						Maximum
		Subjective	Subjective	Phantom	Objective	Phantom
Named Executive Officer	2009 Salary	Factor(a)	Award	Units(b)	Factor(a)	Units(c)
Cary D. Brown	$325,000	100%	100%	16,193	150%	25,848
Steven H. Pruett	$275,000	80%	100%	10,962	120%	17,497
Paul T. Horne	$250,000	60%	100%	7,474	90%	11,930
Kyle A. McGraw	$235,000	50%	100%	5,855	75%	9,345
William M. Morris	$220,000	40%	100%	4,385	60%	6,999
____________________

(a)	Represents percentage of 2009 salary.

(b)	Phantom units vest 1/3 each anniversary. The first one-third tranche of each of these phantom unit grants vested on February 18, 2011.

(c)	Subject to performance criteria. Represents maximum number of phantom units available to vest in one-third tranches over the next three years starting February 18, 2011, pending attainment of specified performance criteria. Unvested phantom units will be forfeited. In accordance with such performance criteria, 100% of the first one third tranche of these phantom unit grants vested on February 18, 2011.

Amended and Restated Legacy Reserves LP Long-Term Incentive Plan (LTIP)

     Long-term incentive compensation awards are administered through our LTIP adopted in March 2006 and amended and restated on August 17, 2007. The plan is administered by the compensation committee and permits the grant of awards resulting in the issuance of an aggregate of 2,000,000 units. The purpose of the plan is to promote the interests of our unitholders by encouraging our employees, directors and other service providers to acquire or increase their equity interest in us, thereby giving them the added incentive to work toward our continued growth and success. The plan permits awards of unit grants, restricted units, phantom units, unit options, unit appreciation rights, performance based units and other forms of equity compensation.

     As of December 31, 2010, grants of awards, net of forfeitures, covering 1,371,415 units have been made including 146,319 restricted units, 266,014 unit options, 656,301 unit appreciation rights, 246,738 phantom units and 56,043 units issued to directors. We have awarded unit options (until 2007), unit appreciation rights and phantom units as the primary forms of equity-based compensation. We selected these forms because of the favorable accounting and tax treatments and the expectation by key employees that part of their compensation would be derived from the growth in value of Partnership units.

     Our general partner’s board of directors, or its compensation committee, in its discretion may terminate, suspend or discontinue the LTIP at any time with respect to any award that has not yet been granted. Our general partner’s board of directors, or its compensation committee, also has the right to alter or amend the LTIP or any part of the plan from time to time, including increasing the number of units that may be granted, subject to unitholder approval as required by the exchange upon which the units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

   Unit grants

     The LTIP permits the grant of units. A unit grant is a grant of units that vests immediately upon issuance.

   Restricted Units and Phantom Units

     A restricted unit is a unit that is subject to forfeiture prior to the vesting of the award. A phantom unit is a notional unit that entitles the grantee to receive a unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a unit. The compensation committee may make grants under the plan of restricted units and phantom units to employees, consultants and directors containing such terms, consistent with the plan, as the compensation committee shall determine. The compensation committee will determine the period over which the restricted units and phantom units granted to employees, consultants and directors will vest. The compensation committee may base vesting upon the achievement of specified financial objectives or on the grantee’s completion of a period of service. In addition, the restricted units and phantom units will vest upon a change of control of the Partnership or our general partner, unless provided otherwise by the compensation committee in the award agreement.

     If the grantee’s employment, service relationship or membership on the board of directors terminates for any reason, the grantee’s restricted units and phantom units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise in the award agreement or waives (in whole or in part) any such forfeiture. Units to be delivered in connection with the grant of restricted units or upon the vesting of phantom units may be units acquired by us on the open market, or from any other person, or we may issue new units, or any combination of the foregoing. Our general partner is entitled to reimbursement by us for the cost incurred in acquiring units. Thus, the cost of the restricted units and the delivery of units upon the vesting of phantom units will be borne by us. If we issue new units in connection with the grant of restricted units or upon vesting of the phantom units, the total number of units outstanding will increase. The compensation committee, in its discretion, may provide for tandem distribution rights with respect to restricted units and grant tandem distribution equivalent rights with respect to phantom units that entitle the holder to receive cash equal to any cash distributions made on units prior to the vesting of a restricted or phantom unit, however, any such cash distributions will accumulate and accrue based on the assumed 100% vesting of any such restricted or phantom units but will not be payable until such vesting occurs. The actual amounts payable pursuant to such tandem distribution rights or tandem distribution equivalent rights will be based solely on the number of underlying restricted or phantom units that actually vest.

   Unit Options and Unit Appreciation Rights

     The LTIP permits the grant of options covering units and the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess may be paid in units, cash, or a combination thereof, as determined by the compensation committee in its discretion. The compensation committee will be able to make grants of unit options and unit appreciation rights under the plan to employees, consultants and directors containing such terms as the committee shall determine consistent with the plan. Unit options and unit appreciation rights may not have an exercise price that is less than the fair market value of the units on the date of grant. In general, unit options and unit appreciation rights granted will become exercisable over a period determined by the compensation committee. In addition, the unit options and unit appreciation rights will become exercisable upon a change in control of the Partnership or our general partner, unless provided otherwise by the committee in the award agreement. The compensation committee, in its discretion may grant tandem distribution equivalent rights with respect to unit options and unit appreciation rights.

     Upon exercise of a unit option (or a unit appreciation right settled in units), we will acquire units on the open market or from any other person or we may issue new units, or any combination of the foregoing. If we issue new units upon exercise of the unit options (or a unit appreciation right settled in units), the total number of units outstanding will increase, and our general partner will pay us the proceeds it receives from an optionee upon exercise of a unit option. The availability of unit options and unit appreciation rights is intended to furnish additional compensation to employees, consultants and directors and to align their economic interests with those of unitholders.

   Unit Option Practices

     Although our LTIP permits us to award options under a variety of circumstances, we have not granted unit options since early 2007 and do not anticipate granting any further unit options. We have not back-dated any option awards. The option grants we have made to date had an exercise price that corresponded with the offering price to purchasers of our units in a private offering we conducted in March 2006, the price at which our units traded on the Portal Market, the price to the public of our units in our January 2007 initial public offering, or the market value of our units at the close of trading on the date of the grant. Any option grants we may make in the future will have an exercise price equal to the market value of our units at the close of trading on the date of the grant. We have chosen to replace the use of unit options in the future with unit appreciation rights to reduce the administrative costs associated with unit options.

   Perquisites and Other Personal Benefits

     We maintain a 401(k) plan. The plan permits eligible full-time employees, including named executive officers, to make voluntary, pre-tax contributions to the plan up to a specified percentage of compensation, subject to applicable tax limitations. We may make a discretionary matching contribution to the plan for each eligible employee equal to 4.0% of an employee’s annual compensation not in excess of $230,000 for 2008, and equal to 6.0% of an employee’s annual compensation not in excess of $245,000 for 2009 and 2010, subject to applicable tax limitations. Eligible employees who elect to participate in the plan are generally vested in any matching contribution after commencement of employment with the company. The plan is intended to be qualified under Section 401(a) of the Internal Revenue Code so that contributions to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that contributions, if any, will be deductible when made.

     We maintain an employee benefit plan that provides our employees with the opportunity to enroll in our health, dental and life insurance plans. We pay all of our employees’ health and life insurance premiums. Our dental plan requires the employee to pay a portion of the premium, and we pay the remainder. We provide these benefits so that we will remain competitive in the employment market and offer the benefits to all employees on the same basis.

   Phantom Unit Grants Under Previous Compensation Policy

     2009 Phantom Unit Grants. In accordance with the compensation policy in effect for 2008, the compensation committee approved the following grants of phantom units with associated DERs to our named executive officers on January 29, 2009:

Phantom Units
with associated
Named Executive Officer	DERs
Cary D. Brown	11,760
Steven H. Pruett	11,760
Kyle A. McGraw	9,800
Paul T. Horne	9,800
William M. Morris	5,880

     The phantom units vest annually in one-third increments, beginning on the first anniversary of the grant date, over a three-year period. The first and second one-third tranches of each of these phantom unit grants vested on January 29, 2010 and January 29, 2011, respectively.

     2008 Phantom Unit Grants. Also in accordance with our previous compensation policy, the following grants of phantom units with associated DERs were made on February 4, 2008:

Phantom Units
with associated
Named Executive Officer	DERs
Cary D. Brown	6,720
Steven H. Pruett	6,720
Kyle A. McGraw	5,600
Paul T. Horne	5,600
William M. Morris	3,360

     These phantom units also vest annually in one-third increments, beginning on the first anniversary of the grant date, over a three-year period. The first, second and third one-third tranches of each of these phantom unit grants vested on February 4, 2009, February 4, 2010 and February 4, 2011, respectively.

   Unit Ownership Guidelines

     We do not currently have any policy or guideline that requires a specified ownership of our units by our directors or executive officers or unit retention guidelines applicable to equity-based awards granted to directors and executive officers. Although we do not have a policy requiring ownership, each of our named executive officers directly or indirectly owns units.

     As of December 31, 2010, our named executive officers as a group beneficially owned 5,830,625 units. Our named executive officers beneficially own approximately 13.4% of our 43,612,479 issued and outstanding units.

COMPENSATION COMMITTEE REPORT

     The compensation committee of the board of directors of Legacy Reserves GP, LLC held five meetings during fiscal year 2010. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the compensation committee, the compensation committee has recommended to the board of directors of Legacy Reserves GP, LLC that the Compensation Discussion and Analysis be included in this proxy statement.

     Members of the compensation committee of the board of directors of Legacy Reserves GP, LLC:

Kyle D. Vann (Chairman)
William R. Granberry
G. Larry Lawrence*
William D. Sullivan

*
Until March 8, 2011, when he resigned as a member of the compensation committee, G. Larry Lawrence participated in the review and discussion of the Compensation Discussion and Analysis. On March 8, 2011, William D. Sullivan joined the compensation committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the aggregate compensation awarded to, earned by or paid to our named executive officers serving at December 31, 2008, 2009 and 2010 and reflects the total compensation paid to the executive officers of our general partner.

				Unit	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation		Total
Name and Principal Position	Year	($)(a)	($)	($)(b)	($)	($)		($)
Cary D. Brown	2008	$275,000	$184,889	$106,771	$—	$36,901	(c)	$603,561
Chairman of the Board	2009	$325,000	$408,549	$107,140	$—	$63,342	(c)	$904,031
and Chief Executive	2010	$357,500	$340,500	$617,504	$—	$51,472	(c)	$1,366,976
Officer
Steven H. Pruett	2008	$241,667	$167,444	$106,771	$—	$36,901	(d)	$552,783
President, Chief	2009	$275,000	$299,269	$107,140	$—	$63,342	(d)	$744,751
Financial Officer and	2010	$289,167	$248,317	$418,013	$—	$51,472	(d)	$1,006,969
Secretary
Kyle A. McGraw	2008	$208,333	$133,689	$88,976	$—	$34,012	(e)	$465,010
Director, Executive	2009	$235,000	$163,742	$89,283	$—	$57,417	(e)	$545,442
Vice President of	2010	$240,833	$144,058	$223,263	$—	$47,785	(e)	$655,939
Business Development
and Land
Paul T. Horne	2008	$213,333	$147,222	$88,976	$—	$34,212	(f)	$483,743
Executive Vice	2009	$250,000	$222,650	$89,283	$—	$57,417	(f)	$619,350
President of Operations	2010	$256,667	$175,523	$285,010	$—	$47,785	(f)	$764,985
William M. Morris	2008	$203,333	$129,556	$53,386	$—	$46,440	(g)	$432,715
Vice President, Chief	2009	$220,000	$128,249	$53,570	$—	$41,421	(g)	$443,240
Accounting Officer and	2010	$225,833	$115,824	$167,211	$—	$30,520	(g)	$539,388
Controller
____________________

(a)	Annual salary adjustments for 2008 became effective on September 1, 2008. For 2009, executive salaries were kept at the level effective since September 1, 2008. Annual salary increases for 2010 became effective on March 1, 2010.

(b)	Phantom units were granted to officers on February 4, 2008, January 29, 2009 and February 18, 2010. The amount shown reflects the grant date fair value of these awards based upon the Financial Accounting Standards Board’s authoritative guidance relating to stock compensation. The assumptions used in calculating these amounts are incorporated by reference to Note 13 -”Unit Based Compensation” to the financial statements in our annual report on Form 10-K filed with the SEC on March 4, 2011. In the prior years’ Summary Compensation Table, based on then prevailing rules, the value of these awards reflected the grant date fair value of the amounts expensed each year, for financial reporting purposes. On December 16, 2009, the SEC adopted a final rule that requires reporting all stock and option awards granted during the fiscal year at the full grant date fair value. The value for each of the three years in this Summary Compensation Table reflects the full grant date fair value. Assuming all performance and service conditions are met at the maximum possible level, the grant date fair value pursuant to the compensation policy for each named executive officer is as follows: Mr. C. Brown: $806,852; Mr. Pruett: $546,186; Mr. McGraw: $291,719; Mr. Horne: $372,402; and Mr. Morris: $218,482.

(c)	Reflects for 2008: $9,200 of 401(k) employer matching contributions, $14,395 of health, life and disability insurance premiums and $13,306 of unit distributions received by Mr. Brown on his unvested phantom units. Reflects for 2009 $14,700 of 401(k) employer matching contributions, $13,698 of health, life and disability insurance premiums and $34,944 of unit distributions received by Mr. Brown on his unvested phantom units. Reflects for 2010 $14,700 of 401(k) employer matching contributions, $14,641 of health, life and disability insurance premiums and $22,131 of unit distributions received by Mr. Brown on his unvested phantom units.

(d)	Reflects for 2008: $9,200 of 401(k) employer matching contributions, $14,395 of health, life and disability insurance premiums (which are provided to all employees on a non-discriminatory basis) and $13,306 of unit distributions received by Mr. Pruett on his unvested phantom units. Reflects for 2009: $14,700 of 401(k) employer matching contributions, $13,698 of health, life and disability insurance premiums and $34,944 of unit distributions received by Mr. Pruett on his unvested phantom units. Reflects for 2010: $14,700 of 401(k) employer matching contributions, $14,641 of health, life and disability insurance premiums and $22,131 of unit distributions received by Mr. Pruett on his unvested phantom units.

(e)	Reflects for 2008: $8,560 of 401(k) employer matching contributions, $14,364 of health, life and disability insurance premiums (which are provided to all employees on a non-discriminatory basis) and $11,088 of unit distributions received by Mr. McGraw on his unvested phantom units. Reflects for 2009 $14,600 of 401(k) employer matching contributions, $13,698 of health, life and disability insurance premiums and $29,119 of unit distributions received by Mr. McGraw on his unvested phantom units. Reflects for 2010, $14,700 of 401(k) employer matching contributions, $14,641 of health, life and disability insurance premiums and $18,444 of unit distributions received by Mr. McGraw on his unvested phantom units.

(f)	Reflects for 2008: $8,760 of 401(k) employer matching contributions, $14,364 of health, life and disability insurance premiums (which are provided to all employees on a non-discriminatory basis) and $11,088 of unit distributions received by Mr. Horne on his unvested phantom units. Reflects for 2009: $14,700 of 401(k) employer matching contributions, $13,698 of health, life and disability insurance premiums and $29,119 of unit distributions received by Mr. Horne on his unvested phantom units. Reflects for 2010: $14,700 of 401(k) employer matching contributions, $14,641 of health, life and disability insurance premiums and $18,444 of unit distributions received by Mr. Horne on his unvested phantom units.

(g)	Reflects for 2008: $28,414 of unit distributions received by Mr. Morris on his unvested restricted units, $8,269 of 401(k) employer matching contributions, $3,104 of health, life and disability insurance premiums (which are provided to all employees on a non-discriminatory basis) and $6,653 of unit distributions received by Mr. Morris on his unvested phantom units. Reflects for 2009: $6,080 of unit distributions received by Mr. Morris on his unvested restricted units, $14,693 of 401(k) employer matching contributions, $3,176 of health, life and disability insurance premiums and $17,472 of unit distributions received by Mr. Morris on his unvested phantom units. Reflects for 2010: $14,338 of 401(k) employer matching contributions, $5,896 of health, life and disability insurance premiums and $11,066 of unit distributions received by Mr. Morris on his unvested phantom units.

Grants of Plan-Based Awards for Fiscal Year 2010

     The following table sets forth the payments that may be made under our LTIP.

							All Other
							Option	Exercise
						All Other	Awards:	or Base
			Estimated Future Payouts			Unit	Number of	Price of	Grant Date
		Date	Under Equity Incentive Plan			Awards:	Securities	Option	Fair Value
	Grant	Action	Awards (in Units)			Number	Underlying	Awards	of Unit and
Name	Date(a)	Taken(b)	Threshold	Target	Maximum	of Units (c)	Options	($/Unit)	Option Awards
Cary D. Brown	2/18/10	2/18/10	—	12,924	25,848	16,193	$—	$—	$617,504
Steven H. Pruett	2/18/10	2/18/10	—	8,749	17,497	10,962	$—	$—	$418,013
Kyle A. McGraw	2/18/10	2/18/10	—	4,673	9,345	5,855	$—	$—	$223,263
Paul T. Horne	2/18/10	2/18/10	—	5,965	11,930	7,474	$—	$—	$285,010
William M. Morris	2/18/10	2/18/10	—	3,500	6,999	4,385	$—	$—	$167,211
____________________

(a)	Reflects grants made in fiscal year 2010.

(b)	Reflects the date on which the compensation committee was deemed to take action in making a grant of unit options.

(c)	Phantom units vest annually in one-third increments beginning on the first anniversary of their respective grant dates and are payable in cash or, at the discretion of the compensation committee, in units. For 2010, the numbers granted reflects the subjective portion of the compensation policy.

Outstanding Equity Awards at 2010 Fiscal Year-End

     The following table reflects all of the outstanding equity awards held by our named executive officers as of December 31, 2010. All named executive officers exercised all of their outstanding options on March 11, 2010.

	Equity Incentive Plan Awards
	Number of Unearned Units	Market Value of Unearned Units
	That Have Not Vested	That Have Not Vested
Name	(#)(a)	($)(b)
Cary D. Brown	52,121	$1,496,915
Steven H. Pruett	38,539	$1,106,840
Kyle A. McGraw	23,601	$677,821
Paul T. Horne	27,805	$798,560
William M. Morris	16,424	$471,697
____________________

(a)	Includes the phantom units that were granted on February 4, 2008, on January 29, 2009, and 44,869 phantom units that were granted on February 18, 2010, which vest annually in one-third increments, beginning on the first anniversary of the grant date, over a three-year period. Also includes 71,619 phantom units that were granted on February 18, 2010, which represent the maximum number of phantom units available to vest in one-third tranches over the next three years starting February 18, 2011, pending attainment of specified performance criteria. Unvested phantom units will be forfeited. In accordance with such performance criteria, 100% of the first one third tranche of these phantom unit grants vested on February 18, 2011.

(b)	Reflects the value phantom units based on the closing price of our units on the NASDAQ Global Select Market on December 31, 2010 of $28.72.

Employment Agreements

     Through our wholly-owned subsidiary Legacy Reserves Services, Inc., we have employment agreements with each of our executive officers. These agreements establish that each of our named executive officers is employed by Legacy Reserves Services, Inc., and provide for the employment of Mr. Brown as Chief Executive Officer, Mr. Pruett as President and Chief Financial Officer, Mr. McGraw as Executive Vice President — Business Development and Land, Mr. Horne as Vice President — Operations and Mr. Morris as Controller of our general partner. Mr. Horne is now Executive Vice President of Operations and Mr. Morris is now Vice President, Chief Accounting Officer and Controller. Each of these agreements became effective upon the completion of our private placement on March 15, 2006, and is terminable either by the executive or by us at any time.

   Base Salaries

     2007-2008. In accordance with their respective employment agreements, on August 20, 2007, the board of directors of our general partner approved increased salaries for each of the named executive officers effective September 1, 2007, as follows: Mr. Brown, $250,000; Mr. Pruett, $225,000; Mr. McGraw, $195,000; Mr. Horne, $195,000; and Mr. Morris, $195,000.

     2008-2009. On August 26, 2008, the board of directors of our general partner approved increased salaries for each of the named executive officers effective September 1, 2008, as follows: Mr. Brown, $325,000; Mr. Pruett, $275,000; Mr. McGraw, $235,000; Mr. Horne, $250,000; and Mr. Morris, $220,000.

     2009-2010. On September 21, 2009, at the recommendation of the compensation committee, the board of directors of our general partner determined that the 2009 salary levels for the named executive officers would remain at the 2008 levels until the compensation committee and the board had the opportunity to redesign the executive compensation policy and fully determine 2009 performance. As a result, the board determined that a decision as to salary levels would be deferred until the first quarter of 2010.

     2010-2011. On January 11, 2010, the compensation committee of our general partner approved an increased salary for Mr. Brown of $364,000 effective March 1, 2010. On February 18, 2010, at the recommendation of the compensation committee, the board of directors of our general partner approved increased salaries for each of the other named executive officers effective March 1, 2010, as follows: Mr. Pruett, $292,000; Mr. McGraw, $242,000; Mr. Horne, $258,000; and Mr. Morris, $227,000.

     2011-2012. On February 18, 2011, upon the recommendation of the compensation committee, the board of directors approved the following increased salaries to each of our named executive officers effective March 1, 2011, with Messrs. Brown’s and Pruett’s salaries being increased by 10% to $400,000 and $320,000, respectively, and the salaries of each of Messrs. Horne, McGraw and Morris being increased by 4%, as follows: Mr. Horne, $269,000, Mr. McGraw, $252,000, and Mr. Morris, $236,000.

     The employment agreements provide that each executive officer is entitled to participate in equity and non-equity incentive programs that we may establish from time to time and incentive compensation will be paid at the discretion of the board of directors of our general partner. See “Compensation Discussion and Analysis — Components of Compensation — Named Executive Officer Compensation.”

   Intellectual Property and Non-Compete Clauses

     The employment agreements with each of our named executive officers require that the executive officer must promptly disclose and assign any individual rights that he may have in any intellectual property and business opportunities to us. For purposes of the employment agreements, intellectual property includes inventions, discoveries, processes, designs, methods, substances, articles, computer programs, or improvements and business opportunities include business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located. Under the non-compete provisions of these agreements, the executive officers are prohibited from engaging or participating, with any person or entity, in any activity pertaining to the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons during the term of the executive officer’s employment and the executive officer may not invest in any other such business unless prior approval is granted in writing by our general partner’s board of directors. The non-compete provisions limit the executives’ right to engage in these activities for a period of 90 days after termination of employment in counties where we do business, 90 days in adjacent counties, and limit investment to $500,000 in publicly traded companies engaged in similar businesses for a period of one year after termination unless such competitive activity is approved in writing by a majority of the independent directors of our general partner’s board of directors. The employment agreements also prohibit the executive officer from soliciting any of our employees or customers for two years following termination.

     The employment agreements prohibit the executive officers from engaging in or participating in any publicly traded partnership or limited liability company or privately held company contemplating an initial public offering as a limited partnership or a limited liability company that is in direct competition with us for one year following the termination of employment.

     The non-compete provisions contained in the employment agreements will not apply to investments by the executive officers made prior to the effective date of their respective employment agreements, provided that the investments were identified in the employment agreement. In addition, the non-compete provisions will not apply if we terminate the executive officer’s employment within one year following a change of control.

   Severance and Change in Control Payments

     Pursuant to the terms of the employment agreements, we may be obligated to make severance payments to our named executive officers following the termination of their employment. These benefits are described below under “—Benefits Payable Upon Termination or Change in Control.”

     In the event that any payments to which any named executive officer is entitled become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the board shall provide for the payment of, or otherwise reimburse the executive for the amount of the excise tax. These gross-up payments will be in an amount such that, after payment by the named executive officer of all taxes, including any income tax or excise tax imposed on the gross-up payments, the named executive officer retains an amount equal to the payment before any excise tax is imposed. The gross-up payments, if applicable, will be in addition to any payments made below under “— Severance Benefits” or “— Change in Control Benefits.” Additionally, to the extent any payments to which any named executive officer is entitled is deemed to constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code, then we will have the discretion to adjust the terms of such payment or benefit as we deem necessary to comply with the requirements of Section 409A to avoid the imposition of any additional tax or other penalty or interest with respect to such payment or benefit under Section 409A.

Benefits Payable Upon Termination or Change in Control

     The following table presents, for each named executive officer, the potential post-employment payments and payments upon a change in control as of December 31, 2010. Set forth below the table is a description of certain post-employment arrangements with our named executive officers, including the severance benefits and change in control benefits to which they are entitled under their employment agreements.

		Before Change in	After Change in
		Control w/o	Control w/o
		Cause or for	Cause or for
Named Executive Officer	Benefit	Good Reason	Good Reason
Cary D. Brown	Severance(a)	$728,000	$1,092,000
	Bonus(b)	$749,049	$1,123,574
	Benefits(c)	$27,264	$40,896
	Unit Options(d)	$—	$—
	Phantom Units(e)	$1,496,915	$1,496,915
	Estimated Tax Gross-Ups(f)(g)	$784,848	$1,021,561

Steven H. Pruett	Severance(a)	$584,000	$876,000
	Bonus(b)	$547,586	$821,379
	Benefits(c)	$27,264	$40,896
	Unit Options(d)	$—	$—
	Phantom Units(e)	$1,106,840	$1,106,840
	Estimated Tax Gross-Ups(f)(g)	$576,122	$758,474

Kyle A. McGraw	Severance(a)	$484,000	$726,000
	Bonus(b)	$307,800	$461,700
	Benefits(c)	$27,264	$40,896
	Unit Options(d)	$—	$—
	Phantom Units(e)	$677,763	$677,763
	Estimated Tax Gross-Ups(f)(g)	$361,640	$480,525

Paul T. Horne	Severance(a)	$516,000	$774,000
	Bonus(b)	$398,173	$597,260
	Benefits(c)	$27,264	$40,896
	Unit Options(d)	$—	$—
	Phantom Units(e)	$798,502	$798,502
	Estimated Tax Gross-Ups(f)(g)	$429,006	$577,147

William M. Morris	Severance(a)	$454,000	$681,000
	Bonus(b)	$249,073	$366,110
	Benefits(c)	$19,920	$29,880
	Unit Options(d)	$—	$—
	Phantom Units(e)	$471,697	$471,697
	Estimated Tax Gross-Ups(f)(g)	$—	$332,425
____________________

(a)	If terminated without cause, or executive terminates with good reason, executive is entitled to an amount equal to two years’ annual salary payable in 24 monthly payments, or three years’ annual salary if termination occurs within one year of a change of control.

(b)	Executives are entitled to an average of bonus paid over past two years plus the pro-rata bonus earned in the year of termination but unpaid at the time of termination.

(c)	Executives are entitled to COBRA benefits for the shorter of the severance period or the time at which executive receives substantially similar benefits from a subsequent employer.

(d)	All named executive officers exercised all of their outstanding options on March 11, 2010.

(e)	Reflects the market value on December 31, 2010 of the unvested phantom units granted on February 4, 2008, January 29, 2009 and February 18, 2010.

(f)	Assumes a federal income tax rate of 35%, an excise tax rate under Section 4999 of the Internal Revenue Code of 20% and a Medicare tax rate of 1.45% and that no payments will constitute “reasonable compensation” under Section 280G(b)(4) of the Internal Revenue Code.

(g)	Assumes that the executive is entitled to a full reimbursement by the Partnership of (i) any excise taxes that are imposed upon the executive as a result of a change in control, (ii) any income and excise taxes that are imposed upon the executive as a result of reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon executive as a result of the reimbursement to the executive of any excise or income taxes.

   Severance Benefits

     Under the employment agreements, we may be obligated to make severance payments following the termination of each executive officer’s employment if we terminate him without cause or he terminates his employment for good reason, subject to certain cure periods. “Cause” is defined under each employment agreement as:
  the executive officer’s conviction of or plea of nolo contendere to any felony or crime or offense causing substantial harm to the Partnership, general partner, or its direct or indirect subsidiaries, or involving acts of theft, fraud, embezzlement, moral turpitude or similar conducts;

  the executive officer’s repeated intoxication by alcohol or drugs during the performance of his duties;

  the executive officer’s malfeasance in the conduct of the executive’s duties including, but not limited to, willful and intentional misuse or diversion of any funds, embezzlement or fraudulent or willful material misrepresentations or concealments on any written reports;

  the executive officer’s material failure to perform the duties of his employment consistent with his position, expressly including the provisions of the employment agreements or material failure to follow or comply with the reasonable and lawful written directives of the board;

  a material breach of the employment agreement; or

  a material breach by the executive officer of written policies of the Partnership, the general partner, or any of our direct or indirect subsidiaries.
     Each named executive officer will have a 15 day cure period prior to termination for cause under these agreements.

     “Good reason” is defined under each employment agreement as:
  a reduction in the executive officer’s base salary;

  the relocation of the executive officer’s primary place of employment to a location more than 20 miles from Midland, Texas; or

  any material reduction in the executive officer’s title, authority or responsibilities.
     If the employment of any named executive officer is terminated by us for cause or by the executive officer without good reason, we are not obligated to make any severance payments to the executive officer. The amount that an executive officer is entitled to receive upon a termination of his employment by us without cause or by the executive officer with good reason is based on the executive officer’s salary and his incentive compensation. Under the severance provisions of each executive officer’s employment agreement, they are each entitled to severance pay in the amount of two years’ of annual base salary payable monthly at the highest rate in effect at any time during the 36 month period prior to termination, a lump sum payment equal to the average annual bonus of the two years preceding the termination and an amount equal to the executive’s pro-rata bonus for the fiscal year in which the termination occurs, such pro-rata bonus amount to be paid in a lump sum within 30 days following the date of termination. In addition, the executive officers are entitled to the full costs of the executive’s COBRA continuation coverage for the shorter of the severance period or the time when the executive receives substantially similar benefits from a subsequent employer. In addition, Messrs. Brown and McGraw would have the right to exercise one demand registration right each.

   Change in Control Benefits

     Pursuant to the employment agreements, we may be required to make payments to named executive officers upon a change in control, which occurs upon any of the following:
  the acquisition by any individual or entity of beneficial ownership of 35% or more of either (i) the then-outstanding equity interests of the Partnership or (ii) the combined voting power of the then-outstanding voting securities of the Partnership entitled to vote generally in the election of directors, provided that the following will not constitute a change of control: any acquisitions from or by the Partnership; any acquisition by a Partnership employee benefit plan; any business combination (x) where persons owning more than 50% of the outstanding equity interests in the Partnership own substantially the same percentages of the entity resulting from such business combination, (y) where no person owns more than 35% of the combined entity, except to the extent such ownership existed prior to the combination, or (z) any combination where at least a majority of the members of the board of the combined entity were also members of board of directors of the Partnership’s general partner at the time of initial execution of any acquisition agreement;

  where individuals who constitute the board at the time of the agreement cease to constitute at least a majority of the board, unless an individual becoming a director subsequent to the date of the agreement was approved by a vote of at least a majority of the directors then comprising the board, excluding any individual whose election occurs as a result of an actual or threatened election contest;

  consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Partnership or any of its subsidiaries, a sale or other disposition of all assets or equity interests of another entity by the Partnership or any of its subsidiaries unless all or substantially all of the individuals and entities that were the beneficial owners of the outstanding equity and voting securities immediately prior to such transaction beneficially own more than 50% of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote after such business transaction in substantially the same proportions as their ownership immediately prior to such transaction, no person beneficially owns 35% or more of the entity resulting from such transaction, except to the extent that such ownership existed prior to the transaction, and at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such transactions were members of the board at the time of the execution of the initial agreement or of the action of the board providing for such transaction; or

  consummation of a complete liquidation or dissolution of the Partnership.
     If a termination without cause or by the executive officer with good reason occurs within one year following a change in control, the executive officer will be entitled to a payment of 36 months of his annual base salary determined at the highest rate in effect at any time during the 36 month period prior to termination, payable in a lump sum within 30 days. In addition, the executive will be entitled to receive the average annual bonus of the two years preceding the termination, an amount equal to the executive’s pro-rata bonus for the fiscal year in which the termination occurs (such pro-rata bonus amount to be paid in a lump sum within 30 days following the date of termination) and the full costs of the executive’s COBRA continuation coverage for the shorter of the severance period or the time when the executive receives substantially similar benefits from a subsequent employer.

Option Exercises and Units Vested in 2010

     All of our named executive officers exercised unit options during 2010. On January 29, 2010, one-third of the Phantom Units granted to the named executive officers on January 29, 2009 vested. On February 4, 2010, one-third of the Phantom Units granted to the named executive officers on February 4, 2008 vested.

	Option Awards		Unit Awards
	Number of Units		Number of Units
	Acquired On	Value Realized	Acquired On	Value Realized
	Exercise	On Exercise	Vesting	On Vesting
Name	(#)	($)	(#)	($)(a)
Cary D. Brown	20,000	$119,800	6,160	$116,670
Steven H. Pruett	20,000	$119,800	6,160	$116,670
Kyle A. McGraw	20,000	$119,800	5,132	$97,200
Paul T. Horne	20,000	$119,800	5,132	$97,200
William M. Morris	13,320	$79,787	3,080	$58,335
____________________

(a)	Represents the cash payments made to each of the named executive officers upon vesting of the limited 1/3 second tranche of the February 4, 2008 and limited 1/3 first tranche of the January 29, 2009 phantom unit grant.

Equity Compensation Plan Information

     The following table provides information as of December 31, 2010 with respect to the units that may be issued under our existing equity compensation plans.

	Number of Securities	Weighted Average
	to be Issued Upon	Exercise Price of	Number of Securities
	Exercise of	Outstanding	Remaining Available For
	Outstanding Options,	Options, Warrants	Future Issuance Under
Plan Category	Warrants and Rights(b)	and Rights	Equity Compensation Plan
Equity compensation plans approved by
security holders	—	—	—
Equity compensation plans not approved by
security holders(a)	805,946	$21.40	748,678
Total	805,946	$21.40	748,678
____________________
(a)	Please read “Compensation Discussion and Analysis — Components of Compensation — Equity-Based Incentive Compensation” for a description of the material features of the plan, including the awards that may be granted under the plan. This plan did not require approval by our limited partners since it was adopted prior to our initial public offering.

(b)	Includes phantom units, unit options and Unit Appreciation Rights. These phantom units will be settled in cash unless the compensation committee determines that they should be settled in units. These UARs will be settled in cash or, at the discretion of the compensation committee, in units.

DIRECTOR COMPENSATION

     Officers or employees of our general partner and its affiliates who also serve as directors of our general partner did not receive additional compensation for their board service in 2010. In accordance with this policy, neither Cary D. Brown nor Kyle A. McGraw received any compensation for their service as a director in 2010. Each non-employee director and independent director was entitled to receive an annual retainer of $40,000 and up to $1,000 for each board of directors and committee meeting less than one hour and $1,500 for each board of directors and committee meeting in excess of one hour for each meeting in excess of the four quarterly meetings scheduled each year.

     Each non-employee director receives an annual grant of units valued at $50,000, generally corresponding to the service period between each annual election of the board members. In accordance with this policy, Messrs. Dale A. Brown, Granberry, Lawrence, Sullivan. and Vann received grants of 2,215 units on May 24, 2010 for their service on our general partner’s board of directors during the period of May 2010 to May 2011.

     In 2010, in addition to the annual retainer and units paid to board members, the chairmen of our audit, conflicts, compensation, and nominating and governance committees each received an annual retainer for their additional service. Effective March 8, 2011, the board of directors combined the nominating and governance and conflicts committees. For 2010, Mr. Lawrence received $25,000 as chairman of the audit committee, Mr. Sullivan received $5,000 as chairman of the conflicts committee, Mr. Granberry received $10,000 as chairman of the nominating and governance committee, and Mr. Vann received $15,000 as chairman of the compensation committee.

     Our general partner’s directors are eligible to receive awards under the LTIP but do not participate in any non-equity incentive plan, pension plan, or deferred compensation plan. Each non-employee director and independent director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

     The following table sets forth the aggregate compensation awarded to, earned by or paid to our general partner’s directors during 2010.

Director Compensation for the 2010 Fiscal Year

						Change in
						Pension
						Value and
		Fees			Non-Equity	Nonqualified
		Earned	Unit	Option	Incentive Plan	Deferred	All Other
		or Paid	Awards	Awards	Compensation	Compensation	Compensation
	Year	in Cash ($)(a)	($)(b)	($)	($)	Earnings	($)	Total ($)
Dale A. Brown	2010	$54,000	$50,000	—	—	—	—	$104,000
William R. Granberry	2010	$79,000	$50,000	—	—	—	—	$129,000
G. Larry Lawrence	2010	$94,000	$50,000	—	—	—	—	$144,000
William D. Sullivan	2010	$65,000	$50,000	—	—	—	—	$115,000
Kyle D. Vann	2010	$75,500	$50,000	—	—	—	—	$125,500
____________________

(a)	For 2010, Mr. Lawrence received $25,000 as chairman of the audit committee, Mr. Sullivan received $5,000 as chairman of the conflicts committee, Mr. Granberry received $10,000 as chairman of the nominating and governance committee, and Mr. Vann received $15,000 as chairman of the compensation committee.

(b)	On May 24, 2010, each non-employee director was awarded an annual unit grant valued at $50,000, or 2,215 units.

MANAGEMENT

Executive Officers

     The following table shows information for the executive officers of our general partner.

Name	Age	Position with Legacy Reserves GP, LLC
Cary D. Brown	44	Chief Executive Officer and Chairman of the Board
Steven H. Pruett	49	President, Chief Financial Officer and Secretary
Kyle A. McGraw	51	Director, Executive Vice President of Business Development and Land
Paul T. Horne	49	Executive Vice President of Operations
William M. Morris	58	Vice President, Chief Accounting Officer and Controller

     Officers of our general partner serve at the discretion of the board of directors. None of our executive officers and directors are related except for Dale A. Brown and Cary D. Brown, who are father and son.

     Cary D. Brown is Chairman of the board of directors of our general partner and Chief Executive Officer of our general partner and has served in such capacities since our founding in October 2005. Prior to October 2005, Mr. Brown co-founded two businesses, Moriah Resources, Inc. and Petroleum Strategies, Inc. Moriah Resources, Inc. was formed in 1992 to acquire oil and natural gas reserves. Petroleum Strategies, Inc. was formed in 1991 to serve as a qualified intermediary in connection with the execution of Section 1031 transactions for major oil companies, public independents and private oil and natural gas companies. Mr. Brown has served as Executive Vice President of Petroleum Strategies, Inc. since its inception in 1991. Mr. Brown served as an auditor for Grant Thornton in Midland, Texas from January 1990 to June 1991 and for Touche Ross in Houston, Texas from June 1989 to December 1990. In 1995, Mr. Brown also co-founded and organized with Mr. Dale Brown, The Executive Oil Conference, which is held in Midland, Texas and draws over 300 oil and natural gas industry professionals each year. Mr. Brown has a Bachelor of Business Administration degree, with honors, from Abilene Christian University. Mr. Brown has 21 years of experience in the oil and natural gas industry with 19 years of experience in the Permian Basin.

     Steven H. Pruett is President, Chief Financial Officer and Secretary of our general partner and has served as President and Chief Financial Officer and Secretary since our founding in October 2005. From January 2005 until he joined our general partner, Mr. Pruett served as a Managing Director at Quantum Energy Partners, a private equity group focused in the energy industry. From August 2004 to December 2004, Mr. Pruett was the President of PSI Management LLC, where his focus was investing in oil and natural gas projects in the United States. From June 2002 to July 2004, Mr. Pruett was the President of Petroleum Place and its subsidiary, P2 Energy Solutions, an acquisition and divestment advisor and accounting and land software systems developer serving over 100 public oil and natural gas companies. From June 2001 to June 2002, Mr. Pruett was employed by First Permian as its President and Chief Executive Officer until its sale to Energen Corporation. From April 2000 to May 2001, Mr. Pruett served as a Vice President of Enron North America Corp., where he managed 12 active oil and natural gas joint ventures and served as chairman of CGAS, an Appalachian oil and natural gas company. From April 1995 to March 2000, Mr. Pruett was President and Chief Executive Officer of First Reserve Oil & Gas Co., a Permian Basin and Oklahoma oil and natural gas property acquisition and development company. Mr. Pruett has a Bachelor of Science degree in Petroleum Engineering, with high honors, from the University of Texas and a Master of Business Administration degree from Harvard Business School where he was a Baker Scholar. Mr. Pruett has 27 years of experience in the oil and natural gas industry with 22 years of experience in the Permian Basin.

     Kyle A. McGraw is a member of the board of directors of our general partner and also serves as the Executive Vice President of Business Development and Land of our general partner and has served in such capacities since our founding in October 2005. Mr. McGraw joined Brothers Production Company in 1983, and has served as its General Manager since 1991 and became President in 2003. During his 23-year tenure at Brothers Production Company, Mr. McGraw has served in numerous capacities including reservoir and production engineering, acquisition evaluation and land management. Mr. McGraw has a Bachelor of Science degree in Petroleum Engineering from Texas Tech University. Mr. McGraw has 28 years of experience in the oil and natural gas industry in the Permian Basin.

     Paul T. Horne is Executive Vice President of Operations of our general partner and has served in such capacity since our founding in October 2005. From January 2000 to 2005, Mr. Horne has served as Operations Manager of Moriah Resources, Inc. From January 1985 to January 2000, Mr. Horne worked for Mobil E&P U.S. Inc. in a variety of petroleum engineering and operations management roles primarily in the Permian Basin. Mr. Horne has a Bachelor of Science degree in Petroleum Engineering from Texas A&M University. Mr. Horne has 27 years of experience in the oil and natural gas industry with 25 years of experience in the Permian Basin.

     William M. Morris is Vice President, Chief Accounting Officer and Controller of our general partner and has served in such capacity since our founding in October 2005. From January 2000 until he joined our general partner in October 2005, Mr. Morris served as Financial Reporting Manager of Titan Exploration Inc. (from January 2000 through May 2000) and continued in that position upon Titan Exploration Inc.’s merger with the

Permian Basin Business Unit of Unocal to form Pure Resources, Inc. (from May 2000 to January 2003) and most recently as a Financial Manager for Pure Resources, Inc. (from February 2003 to September 2005). Mr. Morris is a certified public accountant. Mr. Morris has a Bachelor of Science degree in Applied Mathematics, with honors, from the School of Engineering and Applied Science of the University of Virginia and a Master of Business Administration degree from Colgate Darden Graduate School of Business Administration of the University of Virginia. Mr. Morris has 30 years of experience in the oil and natural gas industry with 29 years of experience in the Permian Basin.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of our units as of March 28, 2011 for:
  each person known by us to be a beneficial owner of 5% or more of our outstanding units;

  each of the directors of our general partner;

  each named executive officer of our general partner; and

  all directors and executive officers of our general partner as a group.
     The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or share “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of March 28, 2011. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

     Except as indicated by footnote, to our knowledge the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

     Percentage of total units beneficially owned is based on 43,612,479 units outstanding as of March 28, 2011. The business address for the beneficial owners listed below is 303 W. Wall, Suite 1400, Midland, Texas 79701.

	Units Beneficially Owned
	Number	Percentage
Name of Beneficial Owner
Moriah Properties, Ltd.(a)	4,391,408	10.1%
Brothers Production Properties, Ltd.	2,356,199	5.4
Brothers Production Company, Inc.(b)	2,546,720	5.8
Directors and Officers
Dale A. Brown(c)	5,354,928	12.3
Cary D. Brown(d)(e)	5,379,345	12.3
William R. Granberry	17,025	*
Kyle A. McGraw(d)(f)(g)	374,386	*
Kyle D. Vann	29,942	*
William D. Sullivan	19,442	*
G. Larry Lawrence	11,442	*
Steven H. Pruett(d)(h)	251,666	*
Paul T. Horne(d)(i)	128,742	*
William M. Morris(d)	5,077	*
All directors and executive officers as a group (10 persons)	7,146,915	16.4
____________________

*	Percentage of units beneficially owned does not exceed 1%.

(a)	1,500,000 units are pledged as collateral pursuant to a customary brokerage arrangement.

(b)	Brothers Production Company, Inc., in its capacity as general partner of Brothers Production Properties, Ltd., is deemed to beneficially own the units held by Brothers Production Properties, Ltd. as well as 190,521 units it holds directly.

(c)	Mr. Dale A. Brown is deemed to beneficially own 33,672 units owned by Moriah Resources, Inc. and the 4,391,408 units held by Moriah Properties, Ltd., as well as 542,281 units held by DAB Resources, Ltd. Mr. Dale A. Brown and Mr. Cary D. Brown share voting and investment power with respect to the units held by Moriah Properties, Ltd. and Moriah Resources, Inc. Mr. Dale A. Brown directly owns 387,567 units.

(d)	Does not include grants of 64,524 phantom units to Cary D. Brown, grants of 43,800 phantom units to Steven H. Pruett, grants of 24,229 phantom units to Kyle A. McGraw, grants of 30,057 phantom units to Paul T. Horne and grants of 17,675 phantom units to William M. Morris.

(e)	Mr. Cary D. Brown is deemed to beneficially own 33,672 units owned by Moriah Resources, Inc. and the 4,391,408 units held by Moriah Properties, Ltd. Mr. Dale A. Brown and Mr. Cary D. Brown share voting and investment power with respect to the units held by Moriah Properties, Ltd. and Moriah Resources, Inc. Mr. Cary D. Brown directly owns 954,265 units.

(f)	Mr. McGraw is deemed to beneficially own the 374,386 units held by Kyle A. McGraw Family Holdings, Ltd.

(g)	Excludes the 645,674 related to Mr. McGraw’s indirect pecuniary interest in Brothers Production Properties, Ltd., Brothers Production Company, Inc. and Brothers Operating Company, Inc.

(h)	Mr. Pruett is deemed to beneficially own the 246,935 units held by SHP Capital LP.

(i)	Mr. Horne is deemed to beneficially own the 121,684 units held by H2K Holdings, Ltd.

     The following table sets forth the beneficial ownership of equity interests of Legacy Reserves GP, LLC:

Name of Beneficial Owner	Equity Interest
Dale A. Brown(a)	61.7%
Cary D. Brown(a)(b)	61.7
Kyle A. McGraw	—
William R. Granberry	—
Steven H. Pruett	2.2
Kyle D. Vann	—
William D. Sullivan	—
G. Larry Lawrence	—
Paul T. Horne	0.5
William M. Morris	—
All directors and executive officers as a group (10 persons)	64.4%
____________________

(a)	Includes a 56.6% equity interest held by Moriah Properties, Ltd. and a 5.1% equity interest held by DAB Resources, Ltd.

(b)	Includes a 56.6% equity interest held by Moriah Properties, Ltd.

(c)	Owned by SHP Capital LP, an entity controlled by Mr. Pruett.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Our founding investors, including members of our general partner’s management team and directors, own an aggregate of 10,335,748 units, which represents a 23.7% limited partner interest in us. In addition, our general partner owns less than a 0.05 % general partner interest in us.

Distributions and Payments to Our General Partner and Its Affiliates

     The following table summarizes the distributions and payments made or to be made by us to our general partner and our founding investors in connection with our formation, ongoing operation and any liquidation of the Partnership. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Distributions of available cash to our general
partner and our founding investors
We will generally make cash distributions of approximately 99.9% to the unitholders pro rata, including our founding investors and members of our general partner’s management team and directors, as the holders of an aggregate of 10,335,748 units, and approximately 0.05% to our general partner.

Assuming we have sufficient available cash to pay the full amount of our current quarterly distribution on all of our outstanding units for four quarters, our general partner would receive an annual distribution of approximately $38,453 on its approximate 0.05 % general partner interest, and our founding investors, including members of our general partner’s management team and directors, would receive approximately $21.7 million on their units.

Payments to our general partner
Our general partner is entitled to reimbursement for all expenses it incurs on our behalf. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Withdrawal or removal of our general
partner
If our general partner withdraws or is removed, its general partner interest will either be sold to the new general partner for cash or converted into units, for an amount equal to the fair market value of that interest.

Distribution Upon Liquidation

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Transactions with Related Persons

Office Leases

     TCTB Partners, a limited partnership of which Dale A. Brown, Cary D. Brown and Kyle A. McGraw are limited partners, owns the office building in which our principal office is located. On October 27, 2010, we entered into a lease agreement with an affiliate of TCTB Partners, which provides for 39,944 square feet of office space and an initial five year term with a five year renewal option. Under this lease agreement, the monthly rental payable is $28,034, without respect to property taxes, operating expenses and insurance. Under our prior lease agreement with TCTB Partners, our monthly rent for the period January 2010 through September 2010 was $20,756, without respect to property taxes, operating expenses and insurance.

Other

     Travis McGraw, the brother of Kyle A. McGraw, Executive Vice President of Business Development and Land and a member of the board of directors of our general partner, is an employee of the Partnership serving as our Marketing, Revenue, and Regulatory Reporting Coordinator. We paid Travis McGraw $126,462 as compensation for his services during the year ended December 31, 2010. Travis McGraw’s current annual salary is $115,357 plus a discretionary, non-guaranteed bonus.

Review, Approval and Ratification of Transactions with Related Persons

     Our partnership agreement contains specific provisions that address potential conflicts of interest between our general partner and its affiliates, on one hand, and us and our subsidiaries, on the other hand. Whenever such a conflict of interest arises, our general partner will resolve the conflict. Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of our general partner, which is comprised of independent directors. Our partnership agreement provides that our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or to our unitholders if the resolution of the conflict is:
  approved by the nominating, governance and conflicts committee;

  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.
     If our general partner does not seek approval from the nominating, governance and conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the nominating, governance and conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the Partnership, unless the context otherwise requires.

     In addition, our code of ethics requires that all employees, including employees, officers and members of the board of directors of our general partner, avoid or disclose any activity that may interfere, or have the appearance of interfering, with their responsibilities to us and our unitholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No current executive officer served as a member of the board of directors or compensation committee of any other entity (other than our subsidiaries) that has or has had one or more executive officers serving as a member of the board of directors of our general partner or the compensation committee of our general partner.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee has selected BDO USA, LLP as independent registered public accountants of the Partnership to audit the Partnership’s consolidated financial statements for the fiscal year ending December 31, 2011 and the Board of Directors has determined that it would be desirable to request that the unitholders ratify such appointment. BDO USA, LLP was our independent registered public accounting firm for our 2010 audit.

     The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, and other services. Pre-approval is detailed as to the specific service or category of service and is subject to a specific approval.

     Before selecting BDO USA, LLP, the Audit Committee considered the firm’s qualifications as independent registered public accountants and concluded that based on BDO USA, LLP’s prior performance and its reputation for integrity and competence, it was qualified. The Audit Committee also considered whether any non-audit services performed for the Partnership by BDO USA, LLP would impair BDO USA, LLP’s independence and concluded that they did not. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Partnership and its unitholders.

     A representative of BDO USA, LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

     The aggregate fees for professional services rendered by our principal accountants, BDO USA, LLP, for the years ended December 31, 2010 and 2009 were:

	Year Ended December 31,
	2010	2009
Audit Fees(1)	$545,954	$659,325
Audit Related Fees(1)	$28,450	$12,150
Tax Fees	$—	$—
All Other Fees (Executive compensation studies)(2)	$42,520	$40,853
Total	$616,924	$712,328
____________________

(1)	In the above table, “Audit Fees” are fees we paid for professional services for the audit of our Consolidated Financial Statements included in our annual report on Form 10-K or for services that are normally provided by our principal accountants in connection with statutory and regulatory filings or engagements and fees for Sarbanes-Oxley 404 audit work. “Audit-Related Fees” are fees billed for assurance and related services in connection with acquisition transactions and related regulatory filings.

(2)	“All Other Fees (Executive compensation studies)” are fees billed for compensation consulting services in connection with a study of compensation programs related to named executive officers and outside directors of a broad peer group of exploration and production companies and publicly traded limited partnerships.

     In regard to executive compensation services, as required by the PCAOB, all services are approved in advance by the audit committee. All compensation consulting services are provided under the terms of a separate engagement letter that describes the approved services and the company’s acceptance of its responsibilities. Under the terms of the engagement, BDO does not perform management functions or make any management decisions. The company must designate an individual with suitable skill, knowledge and experience to oversee the consulting engagement, evaluate the adequacy and results of the services performed, accept responsibility for the results of the services and establish and maintain internal controls and monitor ongoing activities.

Vote Required for Approval

     Unitholder ratification is not required for making such appointment for the fiscal year ending December 31, 2011 because the Audit Committee has responsibility for the appointment of our independent registered public accountants. The appointment is being submitted for ratification with a view toward soliciting the opinion of unitholders, which opinion will be taken into consideration in future deliberations. No determination has been made as to what action the Board of Directors or the Audit Committee would take if unitholders do not approve the appointment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

AUDIT COMMITTEE REPORT FOR FISCAL YEAR 2010

     The audit committee is responsible for overseeing the Partnership’s financial reporting process, reviewing the financial information that will be provided to unitholders and others, monitoring internal accounting controls, selecting our independent auditors and providing to the board of directors of Legacy Reserves GP, LLC, such additional information and materials as we may deem necessary to make the board of directors of Legacy Reserves GP, LLC, aware of significant financial matters. We operate under a written audit committee charter adopted by the board of directors of Legacy Reserves GP, LLC.

     We have reviewed and discussed the audited financial statements of the Partnership for the fiscal year ended December 31, 2010 with management and BDO USA, LLP, our independent auditor for the fiscal year ended December 31, 2010. In addition, we have discussed with BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We also have received the written disclosures and the letter from BDO USA, LLP, as required by the Public Company Accounting Oversight Board Rule 3526 regarding the independent accountant’s communications with the audit committee concerning independence and we have discussed the independence of BDO USA, LLP with that firm.

     We, the members of the audit committee, are not professionally engaged in the practice of auditing or accounting nor are we experts in the fields of accounting or auditing, including determination of auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the auditing standards of the Public Company Accounting Oversight Board, or that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America.

     Based upon the discussions referred to above, the audit committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Members of the audit committee of the Board of Directors of Legacy Reserves GP, LLC

G. Larry Lawrence (Chairman)
William D. Sullivan
William R. Granberry

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

     Under Section 16(a) of the Exchange Act, directors, certain officers, and beneficial owners of 10% or more of any class of the Partnership’s units, or Reporting Persons, are required from time to time to file with the SEC and NASDAQ reports of ownership and changes of ownership. Reporting Persons are required to furnish the Partnership with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons by it with respect to the fiscal year ended December 31, 2010, with the exception of the Form 4s dated February 22, 2010 with respect to the vesting of one tranche of each named executive officers’ phantom units the Partnership believes that all filing requirements applicable to the general partner’s officers and directors and the Partnership’s greater than 10% unitholders have been met.

Unitholder Proposals

     Any unitholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2012 annual meeting of unitholders must submit the proposal to us on or before January 11, 2012. Any such proposals should be timely sent to our Secretary at 303 W. Wall, Suite 1400, Midland, Texas 79701. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in our 2012 proxy materials. Furthermore, proposals by unitholders may be considered untimely if we have not received notice of the proposal within the deadline set under the SEC rules. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

Communications with Directors or the Board of Directors

     Unitholders wishing to communicate with the general partner’s board of directors should send any communication to our Secretary at 303 W. Wall, Suite 1400, Midland, Texas 79701. Any such communication should state the number of units beneficially owned by the unitholder making the communication. Communications received are distributed to the board or to any individual director or directors as appropriate, depending upon the directions and the facts and circumstances outlined in the communication. The board of directors has directed the Secretary to forward such communication to the full board of directors or to any individual director or directors to whom the communication is directed, excluding only any communication that does not relate to the business or affairs of the Company or the function or duties of the board of directors or any of its committees, or is a job inquiry or an advertisement or other commercial solicitation or communication.

Availability of Annual Report

     The Annual Report to Unitholders of the Partnership for the year ended December 31, 2010, including audited financial statements, is enclosed with this proxy statement but does not constitute a part of the proxy soliciting material. The Partnership will furnish a copy of its Annual Report for the year ended December 31, 2010, without exhibits, free of charge to each person who forwards a written request to our Secretary at 303 W. Wall, Suite 1400, Midland, Texas 79701.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 10, 2011.
Vote by Internet Log on to the Internet and go to www.investorvote.com/LERE Follow the steps outlined on the secured website.

Vote by telephone

  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card	1234 5678 9012 345
‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

To vote FOR all of the Board of Directors' recommendations, do not check any of the boxes, date and sign below and return the form in the postage paid envelope.
A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4 and 3 YEARS for Proposal 3.
1.	Nominees to serve a one-year term:
		For	Withhold		For	Withhold		For	Withhold
	01 - Cary D. Brown	☐	☐	02 - Kyle A. McGraw	☐	☐	03 - Dale A. Brown	☐	☐

	04 - G. Larry Lawrence	☐	☐	05 - William D. Sullivan	☐	☐	06 - William R. Granberry	☐	☐

	07 - Kyle D. Vann	☐	☐

2.	Advisory resolution approving executive compensation.	For ☐	Against ☐	Abstain ☐	3.	Advisory vote on frequency of advisory votes on executive compensation.	3 Yrs ☐	2 Yrs ☐	1 Yr ☐	Abstain ☐	4.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.	For ☐	Against ☐	Abstain ☐
B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If none of the boxes above are checked, your signature below authorizes the proxies to vote "FOR" all Board of Directors' recommendations.

Date (mm/dd/yyyy) — Please print date below.						Signature 1 — Please keep signature within the box.						Signature 2 — Please keep signature within the box.
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▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Legacy Reserves LP

303 W. Wall, Suite 1400
Midland, Texas 79701

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF LEGACY RESERVES GP, LLC FOR THE ANNUAL
MEETING OF UNITHOLDERS OF LEGACY RESERVES LP TO BE HELD ON MAY 11, 2011

The undersigned hereby appoints Steven H. Pruett and William M. Morris, and each of them, any one of whom may act without joinder of the other, with full power of substitution, resubstitution and ratification, attorneys and proxies of the undersigned to vote all units representing limited partnership interests of Legacy Reserves LP which the undersigned is entitled to vote at the annual meeting of unitholders to be held at The Midland Petroleum Club located at 501 W. Wall, on Wednesday, May 11, 2011 at 10:30 a.m., local time, and at any adjournment or postponement thereof, in the manner stated herein as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and in their discretion on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN ITEM 1, FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, FOR “3 YEARS” WITH RESPECT TO THE FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION, FOR THE RATIFICATION OF THE APPOINTMENT OF OUR SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND, IN THE DISCRETION OF THE PROXIES, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS OF LEGACY RESERVES GP, LLC RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, A VOTE FOR “3 YEARS” WITH RESPECT TO THE FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION, AND A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF OUR SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF UNITHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

(To be Voted and Signed on Reverse Side)